Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 23, 2026

by and among

Surgery partners, inc.,

spyglass topco, llc,

spyglass merger subsidiary, inc.

and

BON SECOURS MERCY HEALTH, INC.,

Solely for the limited purposes set forth herein

i

(continued)

(continued)

(continued)

Annexes

Annex A – Form of Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 23, 2026, by and among Surgery Partners, Inc., a Delaware corporation (the “Company”), Spyglass Topco, LLC, a Delaware limited liability company (“Parent”), Spyglass Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and, solely for the purposes of Section 5.04, Section 8.01, Section 8.02, Section 11.13 and Section 11.17, Bon Secours Mercy Health, Inc., a Maryland nonstock, nonprofit corporation (“Guarantor”).

W I T N E S S E T H:

WHEREAS, the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company (the “Merger”), in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (as defined below) has established a special committee of independent and disinterested members of the Company Board (the “Special Committee”);

WHEREAS, acting upon the unanimous recommendation of the Special Committee, the Company Board has (i) determined that the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents (as defined below) (collectively, the “Transactions”) are advisable, fair to and in the best interests of the Company and the Company’s stockholders, including the Unaffiliated Company Stockholders, (ii) approved and declared it advisable to enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholder Meeting (as defined below) and (iv) subject to the terms and conditions of this Agreement (including Section 6.02), resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement) (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Subsidiary has adopted a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, the board of managers of Parent has adopted a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement); and

WHEREAS, Parent, as the sole stockholder of Merger Subsidiary, shall adopt a resolution approving and declaring advisable this Agreement and the Transactions (including the Merger on the terms and subject to the conditions set forth in this Agreement).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties to enter into this Agreement, BCPE Seminole Holdings, LP, BCPE Seminole Holdings II Intermediate, LP, BCPE Seminole Holdings III, LP and BCPE Seminole Holdings IV, LP (the “Reinvestment Stockholders”) have entered into Voting and Support Agreements (the “Support Agreements”) in connection with the Merger with respect to certain obligations of such stockholders of the Company relating to this Agreement, including an agreement to contribute, directly or indirectly, such portion of the shares of Common Stock defined as the “Rollover Shares” under the Support Agreement with the Reinvestment Stockholders (the “Rollover Shares”) held by the Reinvestment Stockholders to Parent (or any direct or indirect parent company thereof), in each case, as specified in such Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.         Definitions.

As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“2026 Annual Bonuses” has the meaning set forth in Section 7.04(c).

“Acquisition Proposal” means any offer or proposal made or renewed by any Third Party or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) that would, if consummated, result in such Person or group acquiring or holding beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Company (by vote or economic interests) or fifteen percent (15%) or more of the consolidated total assets, revenue or net income of the Company and its Subsidiaries, in each case including pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, license or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Transactions.

“Action” means any action, cause of action, claim, complaint, investigation, suit, arbitration, indictment, litigation, proceeding or hearing by or before a Governmental Authority or arbitrator of competent jurisdiction.

“Adverse Recommendation Change” means (a) withdrawing, withholding, amending, changing, modifying or qualifying or proposing publicly to withdraw, withhold, amend, change, modify or qualify, in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (b) the Company Board (or a committee thereof) failing to recommend against a tender or exchange offer related to an Acquisition Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the 1934 Act or taking any action other than a recommendation against such an offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act (or any substantially similar communication), (c) approving, recommending or declaring advisable, or proposing publicly to approve, recommend or declare advisable, any Acquisition Proposal or (d) the failure by the Company Board or a committee thereof to (i) publicly recommend against an Acquisition Proposal and reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from Parent or (ii) include the Company Board Recommendation in the Proxy Statement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Except as used in the definition of “Non-Recourse Parties” (which in each case Bain Capital Investors, LLC, its portfolio companies and investment funds affiliated with or managed by affiliates of Bain Capital Investors, LLC shall each be deemed a “Non-Recourse Party”), in no event shall the Company, any of its Subsidiaries or any other Persons in which the Company directly or indirectly owns equity interests be considered an Affiliate of any portfolio company or investment fund affiliated with or managed by affiliates of Bain Capital Investors, LLC, nor shall any portfolio company or investment fund affiliated with or managed by affiliates of Bain Capital Investors, LLC be considered to be an Affiliate of the Company or any of its Subsidiaries of any other Persons in which the Company directly or indirectly owns equity interests.

“Agreement” has the meaning set forth in the Preamble.

“AI Technology” means any and all machine learning, deep learning, and other artificial intelligence technologies, including statistical learning algorithms, models (including large language models), systems, neural networks, automated decision-making technology and other artificial intelligence tools or methodologies, and all software implementations of any of the foregoing, and related hardware or equipment.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.03(d).

“Alternative Financing” means alternative financing in an amount sufficient, along with Parent’s cash on hand, to replace any unavailable portion of the Debt Financing necessary to fund the Financing Amounts.

“Amended and Restated By-laws” means those certain amended and restated by-laws of Surgery Partners, Inc., dated August 31, 2017.

“Amended and Restated Certificate of Incorporation” means that certain amended and restated certificate of incorporation of Surgery Partners, Inc., dated October 30, 2017.

“Anti-Corruption Laws” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Governmental Authority.

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“Appraisal Shares” has the meaning set forth in Section 2.04.

“ASC” has the meaning set forth in Section 4.28(e).

“ASC Joint Venture” has the meaning set forth in Section 4.28(e).

“Associated Practice” means professional medical practices, whether organized as professional or non-professional corporations, associations, service corporations or limited liability companies and any and all of their Subsidiaries, to which the Company or any of its Subsidiaries provides management, administrative, business support services or other non-clinical services pursuant to a Practice Management Agreement.

“Associated Practice Documents” means (i) Practice Management Agreements; (ii) Equity Transfer Agreements,; and (iii) the governing documents of any Associated Practice.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employment, consulting, incentive, bonus, profit-sharing, stock option, salary continuation, severance, change-in-control, retention, equity or equity-based (including phantom), deferred compensation, health and welfare, Code Section 125 “cafeteria” or “flexible” benefit, vacation, sick leave, employee loan, relocation, repatriation, restrictive covenant, clawback, educational assistance, retirement, pension, post-retirement or life or disability insurance agreement, plan or program.

“Book-Entry Shares” has the meaning set forth in Section 2.03(c).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the state of New York are authorized or required by Law to close.

“Buyer Parties” means Parent, Merger Subsidiary and Guarantor.

“Care Professional” means each physician, dentist, podiatrist, certified registered nurse anesthetist, nurse practitioner, physician assistant, registered nurse, licensed practical nurse, surgical technologist, pharmacist, radiologic technologist or other licensed, certified or registered healthcare or allied health professional who is employed or engaged by, or who provides professional services at or on behalf of, the Company or any of its Subsidiaries, any Facility Joint Venture, any Facility or any Associated Practice.

“Certificate” has the meaning set forth in Section 2.03(b).

“Certificated Shares” has the meaning set forth in Section 2.03(b).

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“CMS” means the Centers for Medicare & Medicaid Services or any successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Award” means a Company Stock Option, Company Restricted Stock or Company PSU.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2026 set forth in the Company’s Form 10-Q filed with the SEC for the second quarter of the fiscal year ending December 31, 2026, and the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2025 and December 31, 2024 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2025.

“Company Balance Sheet Date” means June 30, 2026.

“Company Benefit Plan” means any Benefit Plan sponsored, maintained, administered or contributed to by the Company or any of its Subsidiaries for the benefit of any Service Provider and with respect to which the Company or any of its Subsidiaries has any liability, other than any plan, program or agreement maintained or sponsored by any Governmental Authority or mandated by Law.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Credit Agreement” means that certain Credit Agreement, originally dated as of December 19, 2023, among SP Holdco I, Inc., as Holdings, Surgery Center Holdings, Inc., as the Borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, and Jefferies Finance LLC, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Company Director Restricted Stock” has the meaning set forth in Section 2.05(b)(i).

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employees” has the meaning set forth in Section 7.04(a).

“Company ESPP” means the Surgery Partners, Inc. Employee Stock Purchase Plan, effective June 6, 2024.

“Company Indenture” means that certain Indenture, dated as of April 10, 2024, among Surgery Center Holdings, Inc., the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Company Notes” means the 7.250% Senior Notes due 2032 issued pursuant to the Company Indenture.

“Company PSU” means a restricted stock unit with respect to shares of Common Stock granted under a Company Stock Plan that is subject to performance-based vesting conditions.

“Company Registered IP” means all of the Registered IP owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Company Related Parties” means the Company or any of the Company’s Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives.

“Company Restricted Stock” means a share of Common Stock granted or issued under a Company Stock Plan that is subject to vesting or other lapse restrictions.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(c).

“Company Stock Option” means each option to purchase shares of Common Stock outstanding under the Company Stock Plan.

“Company Stock Plans” means the Surgery Partners, Inc. 2015 Omnibus Incentive Plan, as amended and restated on January 1, 2020, as amended, and the Surgery Partners, Inc. 2025 Omnibus Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Company Stockholder Meeting” has the meaning set forth in Section 6.02.

“Company Termination Fee” means $108,986,842.

“Compensation Committee” means the Compensation, Culture and People’s Committee of the Company Board.

“Confidentiality Agreement” means the letter agreement between Guarantor and the Company, dated September 1, 2026.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other written agreement that is in force and effect as of the date of this Agreement.

“Contracting Party” has the meaning set forth in Section 11.14(a).

“Credit Agreement Change of Control Waiver” means an amendment and/or waiver of the Company Credit Agreement sufficient to permit the Transactions, including any waiver of any default or event of default that would arise from a Change of Control (as defined in the Company Credit Agreement).

“DEA” means the U.S. Drug Enforcement Administration or any successor thereto.

“Debt Commitment Letter” has the meaning set forth in Section 5.12(a).

“Debt Default” means any “Default” or “Event of Default” under, and as defined in, the Company Credit Agreement or the Company Indenture, other than any such “Default” or “Event of Default” resulting solely from a “change of control” (or any equivalent term) arising from the consummation of the Merger.

“Debt Financing” has the meaning set forth in Section 5.12(a).

“Debt Financing Sources” means the Persons (other than Parent and its Affiliates), if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents, attorneys and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.

“Debt Offer” has the meaning set forth in Section 6.06(c).

“Deferred Cash PSU Award” has the meaning set forth in Section 2.05(c).

“Deferred Cash Restricted Stock Award” has the meaning set forth in Section 2.05(b)(ii).

“Definitive Debt Financing Agreements” has the meaning set forth in Section 7.05(b).

“Delaware Law” has the meaning set forth in the Recitals.

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 6.03(e)(i) or Section 6.03(e)(ii).

“Detriment” has the meaning set forth in Section 8.01(c).

“Divestiture Action” has the meaning set forth in Section 8.01(c).

“Effective Time” has the meaning set forth in Section 2.01(c).

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Enforcement Expenses” has the meaning set forth in Section 11.04(c).

“Environmental Laws” means any Laws: (i) governing the manufacture, import, use, management, handling, storage, processing, Environmental Release, exposure to, or disposal of Hazardous Substances, (ii) pollution or protection of the environment or (iii) public or worker health and safety (solely as it relates to exposure to Hazardous Substances).

“Environmental Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, or discharge of Hazardous Substances into or through the environment.

“Equity Transfer Agreement” means each stock transfer, share transfer, succession, nominee, option, redemption, pledge or similar Contract among an Associated Practice, the Company or any of its Subsidiaries (or a designee thereof), and one or more Care Professionals that hold equity interests in such Associated Practice, pursuant to which such Care Professional agrees to transfer such equity interests to a designee of the Company or any of its Subsidiaries or another legally qualified Person upon the occurrence of specified events, together with any related indemnity agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Facility” means each ambulatory surgery center, surgical hospital, hospital outpatient location, urgent care facility, diagnostic or imaging facility, pharmacy, or other licensed healthcare facility that is owned, leased or operated by, or managed pursuant to a management or administrative services agreement by, the Company or any of its Subsidiaries, including any Facility Joint Venture.

“Facility Joint Venture” means each partnership, limited liability company, corporation or other entity through which any Facility is owned or operated and in which one or more Facility Partners holds a direct or indirect equity interest, in each case whether or not such entity is consolidated with the Company for financial reporting purposes.

“Facility JV Agreement” means, with respect to each Facility Joint Venture, its limited liability company agreement, operating agreement, partnership agreement, shareholders agreement, buy-sell agreement, or similar agreement, in each case together with all amendments and supplements thereto, governing the ownership, governance, transfer, admission, withdrawal, redemption, repurchase or distribution rights of the Facility Partners and the other equityholders thereof.

“Facility Partner” means any Care Professional, any entity owned or controlled by one or more Care Professionals, and any hospital or health system, in each case that holds a direct or indirect equity interest in any Facility Joint Venture.

“Facility Personal Property” has the meaning set forth in Section 4.14(e).

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Healthcare Program” means any federal health care program as defined in 42 U.S.C. § 1320a-7b(f).

“Financing Amounts” has the meaning set forth in Section 7.05(a).

“Financing Failure Event” has the meaning set forth in Section 7.05(c).

“Fraud” means a Contracting Party’s knowing and intentional common law fraud under the laws of the State of Delaware, as determined by a court of competent jurisdiction, in the making of the representations and warranties contained in Article 4, Article 5 or any certificate delivered in connection with this Agreement and shall require an affirmative showing of, inter alia, (i) actual (as opposed to constructive) knowledge of such Contracting Party of a misrepresentation set forth in Article 4 or Article 5 (each, as modified by applicable sections or the subsections of the Company Disclosure Letter), as the case may be, (ii) the express intention of such Contracting Party that the counterparty rely on such misrepresentation to its detriment and (iii) such counterparty’s actual reliance thereon to its detriment. “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, or (ii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 11.17.

“Guarantor” has the meaning set forth in the Preamble.

“Guaranty” has the meaning set forth in Section 11.17.

“Hazardous Substance” means any substance, waste, chemical or material that is defined, characterized, listed, classified or regulated under any Environmental Law as hazardous, toxic, infectious, corrosive or radioactive, or as a “pollutant” or “contaminant,” or words of similar meaning or effect under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and asbestos and asbestos-containing materials, biological agents, lead, radon and mold.

“Healthcare Laws” means all applicable Laws pertaining to healthcare regulatory matters applicable to the business, facilities or operations of the Company and its Subsidiaries, any Facility Joint Venture or any Associated Practice, including: (i) Titles XVIII and XIX of the Social Security Act (42 U.S.C. §§ 1395 et seq. and 1396 et seq.) and other applicable Laws relating to Federal Healthcare Programs, including the conditions for coverage applicable to ambulatory surgical centers (42 C.F.R. Part 416) and the conditions of participation applicable to hospitals (42 C.F.R. Part 482); (ii) applicable Laws relating to healthcare fraud and abuse, false claims, self-referral and kickbacks and financial relationships between referral sources and referral recipients, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal physician self-referral law (42 U.S.C. § 1395nn) and its implementing regulations (42 C.F.R. §§ 411.350–411.389) (the “Stark Law”) and the exceptions promulgated thereunder (including the whole hospital exception set forth at 42 U.S.C. § 1395nn(d)(3) and 42 C.F.R. § 411.362), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal exclusion laws (42 U.S.C. § 1320a-7), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220 et seq.), the Travel Act (18 U.S.C. § 1952) and other federal and state Laws regarding kickbacks, fee-splitting or financial relationships with referral sources, including any such Laws requiring disclosure to patients of physician ownership of, or financial interests in, any Facility; (iii) HIPAA; (iv) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (v) applicable Laws governing the licensure, certification, accreditation, survey, construction, expansion, relocation, acquisition, closure or change of ownership or control of healthcare facilities, including certificate of need, determination of need and similar Laws; (vi) applicable Laws concerning healthcare-related Permits for individuals, entities and facilities, including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.), the federal Controlled Substances Act (21 U.S.C. § 801 et seq.) and DEA and state controlled substance registrations, state pharmacy Laws, and Laws pertaining to quality, safety and the mandated reporting of incidents, occurrences, diseases, sentinel events and adverse events; (vii) applicable state Laws concerning the splitting or sharing of professional fees, the corporate practice of medicine or other healthcare professions, and collaborative, supervisory or delegation agreements required by applicable Law; (viii) the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd); (ix) the No Surprises Act (Division BB of the Consolidated Appropriations Act, 2021) and other applicable Laws governing balance billing, out-of-network billing, patient cost-sharing, price transparency, good faith estimates or independent dispute resolution; (x) applicable Laws relating to the regulation, provision or administration of, or billing, coding, reimbursement, cost reporting or payment for, healthcare items or services, including provider-based and off-campus payment rules and supplemental payment, provider tax and state directed payment programs; (xi) applicable state insurance Laws governing or pertaining to the transfer or assumption of financial risk for the payment of healthcare items or services; and (xii) the regulations promulgated pursuant to, and any analogous state Laws to, all of the Laws listed or referenced above.

“HHS” means the U.S. Department of Health and Human Services or any successor thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and any and all rules, regulations, implementing guidance and interpretive decisions of a Governmental Authority issued from time to time thereunder including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Notification in the Case of Breach of Unsecured Protected Health Information Standards (45 C.F.R. Part 164, Subpart D).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended from time to time.

“In-the-Money Company Stock Option” means a Company Stock Option that has an Option Exercise Price that is less than the Per Share Consideration.

“Indebtedness” means, with respect to any Person, the aggregate amount, without duplication, of (i) indebtedness for borrowed money and all other similar obligations evidenced by notes, bonds, debentures or other similar instruments (other than trade payables), (ii) all obligations of such Person or any of its Subsidiaries as lessee under leases that are recorded as finance leases in such Person’s financial statements, (iii) any obligation of such Person to reimburse any bank or any other Person for any letters of credit (in each case whether or not drawn, contingent or otherwise), (iv) indebtedness of the type described in clause (i)-(iii) above guaranteed by such Person or any of its Subsidiaries; provided that, without limitation, Indebtedness shall be deemed to (x) include the amount required to retire or repay such Indebtedness on the Closing Date and includes all principal, interest, fees, expenses, prepayment penalties, premiums, breakage costs and other similar obligations owed in respect of any outstanding Indebtedness, and (y) exclude (A) any obligations between or among such Person and its direct or indirect wholly owned Subsidiaries, (B) any operating lease, and (C) without limitation of sub-clause (B) above, any deferred financing lease or similar obligation that does not constitute a finance lease in accordance with GAAP as reflected in the Company’s most recent consolidated balance sheet.

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Indenture Change of Control Waiver” means an amendment and/or waiver of the Company Indenture sufficient to permit the Transactions, including, but not limited to, any waiver of the Change of Control Offer (as defined in the Company Indenture) that would arise from a Change of Control (as defined in the Company Indenture).

“Information Systems” means all networks, servers, switches, endpoints, software, platforms, electronics, systems, websites, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by or for the Company or its Subsidiaries.

“Intellectual Property” means all intellectual property and proprietary rights, including all statutory, common law and other rights in, to and arising out of or associated with the following: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, re-examinations, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether or not patentable), trade secrets, proprietary confidential information, know how, software, databases, business methods, technical data and customer lists and other proprietary information; (c) all works of authorship, copyrights and copyright registrations, including in computer software, throughout the world, mask works and mask work registrations; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) rights of publicity, and (f) all trade names, business names, trade dress rights, logos, common law trademarks and service marks, domain names, URLs, social media accounts, and trademark and service mark registrations and applications therefor and the goodwill associated therewith throughout the world, together with all rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, re-examinations and reissues of, rights of priority under, and rights to sue or recover damages for past, present and future infringement, misappropriation or other violations of any of the foregoing.

“International Trade Laws” means any of the following: (a) any applicable Laws concerning the importation of merchandise and other items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection, (b) any applicable Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department, the United Nations, Canada, the European Union, the United Kingdom, or any other applicable economic sanctions.

“Intervening Event” means a change, effect, event, circumstance, occurrence, development or other matter that was not known to or reasonably foreseeable by the Company Board or any committee thereof at the time the Company Board initially resolved to make the Company Board Recommendation (or if known, or reasonably foreseeable, the portion of the consequences of which were not known to, or reasonably foreseeable by, the Company Board or any committee thereof at the time the Company Board initially resolved to make the Company Board Recommendation), which change, effect, event, circumstance, occurrence, development or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the date on which the Company Stockholder Approval is obtained; provided, however, that in no event will (i) any Acquisition Proposal or (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account) constitute an Intervening Event.

“IRB” means an institutional review board as defined at 21 C.F.R. § 56.102(g) or 45 C.F.R. § 46.102.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter. The term “actual knowledge” as used herein means knowledge after reasonable inquiry of those employees who would reasonably be expected to have knowledge of the matter in question.

“Law” means, with respect to any Person, any federal, state or local statute, law (including common law), code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Leased Real Property” means the leased or subleased real property for which the Company or a Subsidiary of the Company is a tenant or subtenant.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or encumbrance, other than a Permitted Lien.

“Lookback Date” means, (a) with respect to the Company, the date that is six (6) years prior to the date hereof, (b) with respect to any Subsidiary of the Company, the earlier of (i) the date that is six (6) years prior to the date hereof, and (ii) the date that the Company acquired an equity interest in such Subsidiary, and (c) with respect to any Associated Practice, the earlier of (i) the date that is six (6) years prior to the date hereof, and (ii) the date that the Company or one of its Subsidiaries first entered into a Practice Management Agreement with such Associated Practice.

“Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute (either alone or in combination) or shall be taken into account in determining whether or not there has been or may be a Material Adverse Effect (and any effect, event, change, fact, condition, circumstance or occurrence to the extent directly or indirectly resulting from, relating to or arising from any one or more of the following shall be excluded from such determination): (a) the execution and delivery of this Agreement or the other Transaction Documents, the consummation of the Transactions, or the announcement or other leak or disclosure of any of the foregoing, the pendency of the Merger and the Transactions or the identity of Parent and its Affiliates, or the compliance by the Company and its Subsidiaries with the requirements of this Agreement, including, in each case, their impact on relationships with or the volume of business with customers (including Governmental Authority customers), suppliers, vendors or employees or others having relationships with the Company or its Subsidiaries (other than for purposes of any representation or warranty contained in Section 4.04 and any other representation or warranty addressing the effect of the execution, delivery and performance of this Agreement, the consummation of the Transactions and the related conditions to the Closing), (b) any communication by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries, (c) changes in global, foreign, national or regional economic, financial, regulatory or geopolitical conditions or events, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing, (d) changes in the equity, credit, debt, financial, currency, labor or capital markets or changes in inflation, interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) anti-dumping actions, international tariffs, trade policies, disputes, agreements, actions or initiatives or any “trade war” or similar actions, (f) changes or prospective changes in (i) Law (including Healthcare Laws), (ii) requirements, reimbursement rates, policies or procedures of third-party payors (including Federal Healthcare Programs) or accreditation commissions or organizations that are generally applicable to medical practices, hospitals or healthcare facilities, or (iii) GAAP, any underlying accounting principles or the interpretation, application or enforcement of any of the foregoing, (g) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, weather conditions, wild fires or other natural or man-made disaster or other force majeure events affecting the Company or any of its Subsidiaries, or any of its or their respective customers, vendors, employees or independent contractors, (h) changes in general in any industry or any market in which the Company or any of its Subsidiaries operate or changes in the general business or economic conditions affecting any such industry or market, (i) any military conflict, military outbreak, war (whether or not declared), act of foreign or domestic terrorism, rebellion or insurrection, act of espionage or cyber-espionage, act of cyber-terrorism, internet- or cyber-attack or escalation of any of the foregoing or any hostilities, including, in each case, any such action carried out in whole or in part through use of the internet or impacting computers, systems, networks or electronic data, (j) epidemics, pandemics, other outbreaks of infectious disease, including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines), or any escalation or worsening of any of the foregoing, or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Authority, the World Health Organization or industry group in response to any of the foregoing, (k) any action taken or omitted to be taken, at the written request or with the written consent of, Parent or any of its Affiliates, or in compliance with this Agreement (other than for purposes of any representation or warranty contained in Section 4.04 and any other representation or warranty addressing the effect of the execution, delivery and performance of this Agreement, the consummation of the Transactions and the related conditions to the Closing), (l) any change in the price or trading volume of shares of Common Stock or any other publicly traded securities of the Company (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (m) any reduction in the credit rating of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (n) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of the Company or any of its Subsidiaries, including the failure to meet any projections, forecasts, or estimates related to any reconciliation performed by CMS (provided, however, that the underlying causes of such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect) or (o) any Action commenced or pending solely in respect of this Agreement or the Transactions; except, in the cases of clauses (c), (d), (e), (f), (g), (h), (i) and (j) to the extent such changes or conditions disproportionately affect the Company and any of its Subsidiaries as compared to other similarly sized Persons engaged in the same industry and located in similar geographic locations, only such incremental disproportionate effect may be taken into account (and then only to the extent such incremental disproportionate effect is not excluded by the other exceptions in this definition).

“Material Contract” has the meaning set forth in Section 4.21(b).

“Material Facility” means (a) each of the Facilities that is a surgical hospital and is consolidated with the Company for accounting purposes and (b) the ten (10) largest ASCs based on adjusted earnings (EBITDA less non-controlling interest) at each such ASC during the period commencing on October 1, 2025 and through September 30, 2026.

“Material Healthcare Approvals” has the meaning set forth in Section 4.27(m).

“Material Real Property Lease” has the meaning set forth in Section 4.14(c).

“Material Relationships” has the meaning set forth in Section 4.21(a)(i).

“Maximum Annual Premium” has the meaning set forth in Section 7.03(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Subsidiary” has the meaning set forth in the Preamble.

“MEWA” has the meaning set forth in Section 4.17(f).

“Nasdaq” means The Nasdaq Stock Market and any successor stock exchange.

“Non-Recourse Party” has the meaning set forth in Section 11.14(a).

“Notice Period” means, with respect to the delivery by the Company to Parent of a Determination Notice, (a) if delivered prior to 6:00 p.m. Eastern Time on the day of such delivery, the period of time beginning with such day and ending on the fourth (4th) Business Day thereafter at 6:00 p.m. Eastern Time and (b) if delivered after 6:00 p.m. Eastern Time on the day of such delivery, the period of time beginning with the day after such delivery and ending on the fourth (4th) Business Day thereafter at 6:00 p.m. Eastern Time; provided, that, with respect to any material change in the terms of any Superior Proposal, (i) if a revised Determination Notice is delivered prior to 6:00 p.m. Eastern Time on the day of such delivery, the Notice Period will be automatically extended until 6:00 p.m. Eastern Time on the second (2nd) Business Day thereafter and (ii) if a revised Determination Notice is delivered after 6:00 p.m. Eastern Time on the day of such delivery, the Notice Period will be automatically extended until 6:00 p.m. Eastern Time on the second (2nd) Business Day after the date subsequent to the date such revised Determination Notice is delivered.

“OIG” means the Office of Inspector General of the U.S. Department of Health and Human Services.

“Option Exercise Price” means the exercise price per share of Common Stock underlying a Company Stock Option.

“Other Required Company Filing” has the meaning set forth in Section 8.02(c).

“Other Required Parent Filing” has the meaning set forth in Section 8.02(d).

“Orders” means any judgment, order or decree of a Governmental Authority of competent jurisdiction.

“Owned Company Shares” has the meaning set forth in Section 2.02(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Subsidiary of the Merger or any of the other Transactions on a timely basis or the compliance by Parent or Merger Subsidiary of its obligations under this Agreement in any material respect.

“Parent Plans” has the meaning set forth in Section 7.04(b).

“Parent Related Parties” means, collectively, Parent, Merger Subsidiary and any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives.

“Parent Releasers” has the meaning set forth in Section 11.14(b).

“Patent Rights” means patents and patent applications (including provisional, continuation, divisional, continuation-in-part, renewal, reexamination, and reissue patent applications and any patents issuing therefrom), utility models, design patents and other governmental grants for the protection of inventions or industrial designs.

“Paying Agent” has the meaning set forth in Section 2.03(a).

“Payment Fund” has the meaning set forth in Section 2.03(a).

“Payoff Letter” has the meaning set forth in Section 6.06(a).

“Payor” means any Federal Healthcare Program and any other third-party payor of healthcare items or services, including any Medicare Advantage organization, Medicaid managed care plan, health insurer, health maintenance organization, preferred provider organization, accountable care organization, employer-sponsored or self-insured health plan, workers’ compensation carrier and any other private, commercial or governmental third-party payor.

“Permanent Financing” has the meaning set forth in Section 7.05(a).

“Per Share Consideration” has the meaning set forth in Section 2.02(a).

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits, accreditations, certifications, Material Healthcare Approvals and consents of Governmental Authorities necessary for the conduct of the business of the Company, its Subsidiaries, or any Associated Practice as presently conducted.

“Permitted Liens” means (a) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (d) zoning, building and other similar codes and regulations, in each case that are not violated in any material respect by the current use and occupancy of the applicable property owned, leased, used or held for use by the Company, (e) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (f) any conditions that would be disclosed by a current, accurate survey or physical inspection that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries, on a consolidated basis, as currently conducted, (g) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries, on a consolidated basis, as currently conducted, (h) licenses granted under Intellectual Property, (i) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries, on a consolidated basis, as currently conducted, (j) any purchase money security interests, equipment leases or similar financing arrangements, (k) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money, (l) any Liens that will be terminated at or prior to the Closing in accordance with this Agreement and (m) Liens that do not materially and adversely affect the use or operation of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means any data or information relating to an identified natural person or household and any other data or information that is defined as personal data, personal information, personally identifiable information, personal health information, or protected health information, under any applicable Privacy Laws.

“Physician Financial Arrangement” means any Contract or other arrangement between the Company or any of its Subsidiaries, any Facility Joint Venture or any Associated Practice, on the one hand, and any Care Professional (or any immediate family member of a Care Professional, or any entity in which a Care Professional or immediate family member thereof holds an ownership or investment interest), on the other hand, pursuant to which any remuneration is paid or received, directly or indirectly, including each medical director agreement, professional services agreement, call coverage agreement, recruitment or income guarantee agreement, employment or independent contractor agreement, equipment or space lease, and equity subscription, purchase, redemption or buy-sell arrangement.

“Physician Owner” has the meaning set forth in Section 4.28(f).

“Physician-Owned Hospital” has the meaning set forth in Section 4.28(g)(i).

“Post-Closing Healthcare Filings” means all other change of ownership or control notices, Federal Healthcare Program enrollment updates (including CMS-855 filings), and other Permit change notices required under Healthcare Laws in connection with the Merger that are permitted to be made after the Closing.

“Practice Management Agreement” means each management services agreement, administrative services agreement, business support services agreement, billing and collection agreement, submanagement agreement or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Associated Practice, on the other hand, pursuant to which the Company or any of its Subsidiaries provides management, administrative, business support services or other non-clinical services to such Associated Practice.

“Preferred Stock” has the meaning set forth in Section 4.05(a).

“Privacy Laws” means all Laws that are related to privacy, security, data protection, marketing, or Processing of Personal Data, but does not include HIPAA.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Prohibited Modifications” has the meaning set forth in Section 7.05(a).

“Protected Health Information” has the meaning given to the term “protected health information” at 45 C.F.R. § 160.103.

“Proxy Statement” has the meaning set forth in Section 4.09(a).

“Reference Time” has the meaning set forth in Section 4.05(a).

“Registered IP” means all Patent Rights, registered trademarks, registered copyrights, and applications for any of the foregoing.

“Regulatory Authority” has the meaning set forth in Section 8.01(c).

“Reinvestment Stockholders” has the meaning set forth in the Recitals.

“Repaid Credit Agreement Debt” has the meaning set forth in Section 6.06(a).

“Repaid Indebtedness” has the meaning set forth in Section 6.06(b).

“Repaid Notes Debt” has the meaning set forth in Section 6.06(b).

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Restraints” has the meaning set forth in Section 9.01(b).

“Rollover Shares” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended from time to time, and the related rules and regulations promulgated thereunder.

“Schedule 13E-3” has the meaning set forth in Section 8.02(b).

“SEC” means the United States Securities and Exchange Commission.

“Security Incident” means any unauthorized, accidental or unlawful access to, Processing or disclosure of data, Personal Data or Information Systems.

“Service Provider” means each current or former director, officer, employee, individual consultant, individual independent contractor, or other individual service provider of the Company or any of its Subsidiaries.

“Solvent” has the meaning set forth in Section 5.09.

“Special Committee” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof; provided, however, that each Facility Joint Venture will be deemed to be a Subsidiary of the Company. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.

“Subsidiary Organizational Document” means the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, operating agreement, partnership agreement or other organizational or governing documents (including any Facility JV Agreement) of any Subsidiary of the Company.

“Superior Proposal” means a bona fide, written Acquisition Proposal (except the references in the definition thereof to “fifteen percent (15%)” will be replaced by “fifty percent (50%)”) which the Company Board or a committee thereof has determined in good faith, after consultation with its outside legal counsel and financial advisors, and taking into account all relevant terms and conditions of such Acquisition Proposal (including any termination or break-up fees, conditions to consummation and likelihood of consummation), is more favorable, from a financial point of view to the Company’s stockholders than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” means all taxes, levies, imposts, tariffs, duties, and other like charges or assessments, in each case, in the nature of a tax, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, intangibles, ad valorem, value-added, franchise, license, capital, profits, withholding, employee withholding, payroll, unemployment insurance, social security (or similar), employment, excise, severance, stamp, premium, recording, real property, personal property, net worth, escheat, unclaimed property, digital services, windfall profit or other tax, together with any interest, penalties or additions to tax in respect of the foregoing imposed by any Taxing Authority, in each whether disputed or not.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including information returns.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction Documents” means this Agreement (and all Annexes, Exhibits and Schedules hereto), including the Company Disclosure Letter, the Confidentiality Agreement and any other documents or agreements executed and delivered in connection with this Agreement, including the Support Agreements.

“Transactions” has the meaning set forth in the Recitals.

“Unaffiliated Company Stockholders” means the holders of the outstanding shares of Common Stock, excluding (a) BCPE Seminole Holdings, LP, BCPE Seminole Holdings II Intermediate, LP, BCPE Seminole Holdings III, LP, BCPE Seminole Holdings IV, LP, Parent and Merger Subsidiary and their respective controlled Affiliates (if applicable), (b) members of the Company Board and (c) any person that the Company has determined to be an “officer” of the Company within the meaning of Section 16a-1(f) of the Exchange Act.

“Uncertificated Shares” has the meaning set forth in Section 2.03(c).

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law, regulation or ordinance.

“Willful Breach” means an intentional and material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Section 1.02.         Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The preamble and recitals to this Agreement are incorporated into and made a part of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and the Subsidiaries of the Company, taken as a whole, consistent with past practice. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which New York, New York is located. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

Article 2
The Merger

Section 2.01.         The Merger.

(a)            On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Subsidiary shall be merged with and into the Company, whereupon, the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent.

(b)            The closing of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York, as soon as possible, but in any event no later than two (2) Business Days after the date all of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with Delaware Law (the date on which the Closing occurs, the “Closing Date”).

(c)            On the Closing Date, Parent, the Company and Merger Subsidiary shall cause a certificate of merger to be duly executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time and date (the “Effective Time”) on which the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time and date as may be specified in the certificate of merger). From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 259 of Delaware Law.

Section 2.02.         Conversion and Cancellation of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person:

(a)            except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.02(e) or Section 2.04, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $23.50 in cash, without interest (the per-share consideration, the “Per Share Consideration” and the aggregate consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each share shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest;

(b)            each share of Common Stock (other than the Rollover Shares) held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time (the “Owned Company Shares”) shall be canceled, and no payment shall be made with respect thereto;

(c)            each share of Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

(d)            each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e)            The Rollover Shares shall not be entitled to receive the Per Share Consideration, shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any direct or indirect parent company thereof) pursuant to the terms of the applicable Support Agreement, and shall, by virtue of the Merger, be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation that represent the same percentage of the Surviving Corporation immediately following the Effective Time as the Reinvestment Stockholders owned of the Company immediately prior to the Effective Time.

Section 2.03.         Exchange of Common Stock for Merger Consideration.

(a)            Prior to the Effective Time, Parent will enter into a paying agent agreement with a paying agent chosen by the Company and reasonably acceptable to Parent (the “Paying Agent”). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.02(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Common Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided, that no gain or loss thereon shall affect the amounts payable to such holders of Common Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment or in respect of shares that cease to constitute Appraisal Share pursuant to Section 2.04 so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Merger Consideration pursuant to Section 2.02(a). Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.03(f) hereof, the Payment Fund shall not be used for any other purpose.

(b)            Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to send, to each holder of record of a certificate (each, a “Certificate”) representing any shares of Common Stock (other than Owned Company Shares, Rollover Shares and Appraisal Shares, as applicable) (each, a “Certificated Share”) immediately prior to the Effective Time (i) a letter of transmittal (in a form that was reasonably acceptable to Parent prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper transfer of the Certificated Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.03(g)) in exchange for the Merger Consideration. Upon physical surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)), together with a duly completed and validly executed letter of transmittal and other required documents, in each case in accordance with the terms of the letter of transmittal and instructions thereto, to the Paying Agent, the holder of the Certificated Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)) shall be entitled to receive, and Parent shall cause the Paying Agent to pay, in exchange therefor, cash in an amount equal to the aggregate Merger Consideration in respect thereof within two (2) Business Days of receipt by the Paying Agent of such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.03(g)), and the Certificates so surrendered shall forthwith be canceled. Notwithstanding anything to the contrary herein, to the extent any properly completed and duly executed letter of transmittal completed by a holder of Common Stock as of immediately prior to the Effective Time is sent to the Company or the Paying Agent prior to the Effective Time, subject to Section 2.06, Parent shall cause to be paid out of the Payment Fund (as defined below) the Merger Consideration to which such holder of Common Stock is entitled as promptly as practicable following the occurrence of the Effective Time on the date on which the Effective Time occurs. No interest will be paid or accrue on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.03(g)).

(c)            No holder of uncertificated shares of Common Stock (the “Uncertificated Shares”) or holder of shares of uncertificated Common Stock held of record by The Depository Trust Company (“Book-Entry Shares”) shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each holder of one (1) or more Uncertificated Shares and/or Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay to each such holder, promptly after the Effective Time, but in no event more than two (2) Business Days following the Effective Time, an amount in cash equal to the aggregate Merger Consideration that such holder is entitled to receive in respect of his, her or its Common Stock. No interest will be paid or accrue on any amount payable upon due transfer of Uncertificated Shares or Book-Entry Shares.

(d)            In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Stock may be made to a Person other than the Person in whose name the Common Stock so surrendered is or are registered if such Common Stock shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof to the Surviving Corporation (or as directed by the Surviving Corporation) or establish to the reasonable satisfaction of the Surviving Corporation (or any agent designated by the Surviving Corporation) that such Tax has been paid or is not applicable.

(e)            After the Effective Time, the stock transfer books of the company shall be closed, and there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f)            Any portion of the Payment Fund that remains unclaimed by the former holders of shares of Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such former holder of shares of Common Stock who has not exchanged shares of Common Stock for Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration, in respect of such shares of Common Stock without any interest thereon. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of shares of Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary and reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Stock for purposes of this Article 2.

Section 2.04.         Appraisal Shares. Notwithstanding Section 2.02, shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares in accordance with Delaware Law (such shares being referred to collectively as the “Appraisal Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be cancelled and the holders thereof shall cease to have any rights with respect thereto other than the right to payment of the appraised value of such shares in accordance with Delaware Law; provided, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Delaware Law, such shares of Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon delivery by such holder of a properly completed and duly executed letter of transmittal to the Company or the Paying Agent and transfer of such Certificated Share, Uncertificated Share or Book-Entry Share, as the case may be. The Company shall provide Parent prompt notice of any demands received by the Company for appraisal of shares of Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity to lead all negotiations and proceedings with respect to such demands under Delaware Law. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, offer to settle or settle, or approve the withdrawal of, any such demands prior to the Effective Time or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the Delaware Law or agree to do any of the foregoing.

Section 2.05.          Company Equity Awards.

(a)            Company Stock Options. Immediately prior to the Effective Time, each In-the-Money Company Stock Option that is then outstanding shall become fully vested (to the extent unvested) and shall be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (i) the excess of the Per Share Consideration over the Option Exercise Price of such In-the-Money Company Stock Option by (ii) the number of shares of Common Stock subject to such In-the-Money Company Stock Option as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount, through its payroll system or through its standard payment practices and subject to Section 2.06, to the holder of the applicable In-the-Money Company Stock Option at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time). Each Company Stock Option that is outstanding as of immediately prior to the Effective Time that is not an In-the-Money Company Stock Option shall be canceled for no consideration.

(b)            Company Restricted Stock.

(i)            Immediately prior to the Effective Time, each share of Company Restricted Stock that is then outstanding and held by a non-employee director of the Company (“Company Director Restricted Stock”) shall be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in cash equal to the Per Share Consideration. Parent shall cause the Surviving Corporation to pay such amount, through its payroll system or through its standard payment practices (or, with respect to Company Restricted Stock for which a Section 83(b) election has been made, through another method) and subject to Section 2.06, if applicable, to the holder of the applicable share of Company Restricted Stock at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time).

(ii)            Immediately prior to the Effective Time, each share of Company Restricted Stock that is then outstanding and is not Company Director Restricted Stock shall be canceled and converted into the right to receive an amount in cash equal to the Per Share Consideration (the “Deferred Cash Restricted Stock Award”). Such Deferred Cash Restricted Stock Award shall, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest at the same time as such Company Restricted Stock for which such Deferred Cash Restricted Stock Award was exchanged would have vested pursuant to its terms as of immediately prior to the Effective Time. All Deferred Cash Restricted Stock Awards will have the same terms and conditions (including with respect to vesting and forfeiture, including any accelerated vesting terms) as applied to the Company Restricted Stock for which they were exchanged.

(c)            Company PSUs. Immediately prior to the Effective Time, each Company PSU that is then outstanding shall be canceled and converted as of the Closing into the right of the holder thereof to receive, without interest, an amount in cash determined by multiplying (x) the Per Share Consideration by (y) the number of shares of Common Stock subject to the Company PSUs as of immediately prior to the Effective Time, with the applicable performance-based vesting conditions deemed achieved based on (i) actual performance as determined by the Company, for any Company PSUs for which the performance period has completed prior to the Effective Time and (ii) the greater of (x) 100%, as set forth in the relevant award agreement and (y) actual performance through the Effective Time, as determined by the Company following reasonable and good faith consultation with Parent, for any Company PSUs for which the performance period has not been completed prior to the Effective Time (the “Deferred Cash PSU Award”). Such Deferred Cash PSU Award shall, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest at the same time as such Company PSU for which such Deferred Cash PSU Award was exchanged would have vested pursuant to its terms as of immediately prior to the Effective Time. All Deferred Cash PSU Awards will have the same terms and conditions (including with respect to vesting and forfeiture, but excluding performance-based vesting conditions) as applied to the Company PSUs for which they were exchanged.

(d)            Company ESPP. Prior to the Effective Time, the Company Board or a duly authorized committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments to provide that the Company ESPP shall terminate as of immediately prior to the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.

(e)            Corporate Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take actions as are reasonably necessary to (i) effectuate the actions contemplated by this Section 2.05 and (ii) terminate the Company Stock Plans as of the Effective Time; provided that the termination of the Company Stock Plans shall not adversely affect the rights of the holders of Deferred Cash Restricted Stock Awards and Deferred Cash PSU Awards.

Section 2.06.         Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation, Parent, and any other relevant withholding agent (and their respective Affiliates) shall be entitled to deduct and withhold (or cause to be deducted or withheld) from all amounts otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. The Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall consider in good faith any forms or documentation provided by any such Person to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement. If the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement, including all such amounts payable hereunder to current or former employees of the Company or any of its Subsidiaries with respect to Company Stock Options, Company Restricted Stock and Company PSUs shall be payable through the applicable employer entity’s payroll system.

Section 2.07.         No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificated Shares, Uncertificated Shares or Book-Entry Shares.

Section 2.08.         Adjustment to the Per Share Consideration. The Per Share Consideration will be adjusted appropriately (and subject to the terms of the Amended and Restated Certificate of Incorporation) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Article 3
The Surviving Corporation

Section 3.01.         Certificate of Incorporation. Subject to Section 7.03, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Subsidiary, the certificate of incorporation of the Company shall be amended and restated in its entirety to be in the form of the certificate of incorporation attached hereto as Annex A, until thereafter amended as provided therein or by Law.

Section 3.02.         Bylaws. Subject to Section 7.03, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Subsidiary, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to be in the form of the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or in the certificate of incorporation of the Surviving Corporation or by Law.

Section 3.03.         Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Law, (a) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

Subject to Section 11.05, except as (a) disclosed in the Company SEC Documents filed or furnished before the date of this Agreement, but excluding any “risk factors” or “forward-looking statements” or any other disclosure that is cautionary or predictive in nature (it being acknowledged that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.05, Section 4.10(a)(ii), Section 4.22, Section 4.23 or Section 4.24) or (b) set forth in the Company Disclosure Letter (which disclosures shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter if it is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent that:

Section 4.01.         Corporate Existence and Power.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)            The Company has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)            The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)            Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC. The Company is not in violation of any of the applicable provisions of either document in any material respect.

Section 4.02.         Corporate Authorization.

(a)            The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter and (ii) a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of Delaware Law) (which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder) are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)            At a meeting duly called and held, the Company Board, acting upon the recommendation of the Special Committee, has (i) determined that the Merger and the Transactions, including the Support Agreements, are advisable, fair to and in the best interests of the Company, and the Company’s stockholders, including the Unaffiliated Company Stockholders, (ii) approved and declared it advisable to enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholder Meeting (as defined below) and (iv) subject to the terms and conditions of this Agreement (including Section 6.02), resolved to make the Company Board Recommendation, which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

Section 4.03.         Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) obtaining the regulatory consents, and making the regulatory filings, set forth on Section 4.03(c) of the Company Disclosure Letter, (d) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including, without limitation, the filing with the SEC of the Proxy Statement and Schedule 13E-3), (e) compliance with any applicable rules of Nasdaq, (f) any Post-Closing Healthcare Filings and (g) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.         Non-contravention. Except as set forth on Section 4.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, and assuming the representations and warranties in Section 5.08 are true and correct, contravene, conflict with or result in a violation or breach of any provision of any Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any Material Contract or Material Real Property Lease, or violate or conflict with any Subsidiary Organizational Document or (d) result in the creation of any Lien upon any of the properties or assets of the Company and its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.         Capitalization.

(a)            The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 20,310,000 shares of preferred stock, $0.01 par value per share, of the Company (“Preferred Stock”). As of 5:00 p.m., Eastern Time, on October 21, 2026 (the “Reference Time”), there were (i) 128,874,796 shares of Common Stock outstanding (which does not include any shares of Company Restricted Stock), (ii) an aggregate of 872,345 shares of Common Stock subject to outstanding Company Stock Options, (iii) an aggregate of 2,006,427 shares of Company Restricted Stock outstanding, (iv) an aggregate of 1,212,716 shares of Common Stock subject to outstanding Company PSUs (assuming target performance) and an aggregate of 3,048,368 shares of Common Stock subject to outstanding Company PSUs (assuming maximum performance), (v) no shares of Preferred Stock outstanding and (vi) no shares of Common Stock held by the Company as treasury shares.

(b)            All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(c)            Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from the exercise of Company Stock Options or settlement of Company PSUs outstanding on such date or grants or issuances of Common Stock, Company Stock Options, Company Restricted Stock, Company PSUs or other equity awards under the Company Stock Plans, as of the date of this Agreement there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(d)            Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

(e)            As of the date of this Agreement, except as set forth in Section 4.05(e) of the Company Disclosure Letter, there are (i) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (ii) except as provided in the certificate of incorporation or bylaws of the Company, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (iii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. The Company does not have a stockholder rights plan in effect. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

Section 4.06.         Subsidiaries.

(a)            Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company.

(b)            Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary of the Company is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Subsidiary of the Company is in violation of its Subsidiary Organizational Documents, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)            All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all Liens and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(d)            There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(e)            Other than equity securities held in the ordinary course of business for cash management purposes and other than the equity interests held in its Subsidiaries, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

Section 4.07.         SEC Filings and the Sarbanes-Oxley Act.

(a)            The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2024 (collectively, together with any annexes, exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)            No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act complied in all material respects with the applicable requirements of the 1933 Act or the 1934 Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the 1934 Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, and such assessment concluded that such system was effective. Since January 1, 2024, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(e)            The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(f)            Since January 1, 2024, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08.         Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (a) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (b) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (a) or (b), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments).

Section 4.09.         Disclosure Documents.

(a)            On the date the definitive proxy statement or the Schedule 13E-3, and any amendments or supplements thereto, is sent to the Company’s stockholders in connection with the Company Stockholder Meeting (the “Proxy Statement”) and at the time of any distribution or dissemination thereof and at the time of the Company Stockholder Approval, the Proxy Statement and the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)            The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 to the extent based upon information supplied by Parent and Merger Subsidiary or any of their Representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.         Absence of Certain Changes.

(a)            From the Company Balance Sheet Date until the date of this Agreement, except for discussions and negotiations relating to this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, that for the purposes of satisfying the conditions set forth in Section 9.02(a)(ii)(D), any action taken by the Company which is permitted by Section 6.01 shall not be deemed an exception to the truth of Section 4.10(a)(i) at and as of the Effective Time.

(b)            Except as set forth in Section 4.10 of the Company Disclosure Letter, from the Company Balance Sheet Date until the date of this Agreement, except for discussions and negotiations relating to this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11.         No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the Transactions; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.         Compliance with Laws and Court Orders; Permits.

(a)            The Company and each of its Subsidiaries are, and since January 1, 2025 have been, in compliance with Law, and to the knowledge of the Company are not under investigation by any Governmental Authority with respect to violation of Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in effect all Permits which are material to the Company and its Subsidiaries taken as a whole, and necessary for it to conduct its business as presently conducted, except for such Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries comply with the terms of all Permits, and no suspension, limitation, probation, non-renewal or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions, limitations, probations, non-renewals or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not an “investment company” under the Investment Company Act of 1940.

(b)            As of the date of this Agreement, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries are subject to any material Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

Section 4.13.      Litigation. There is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date of this Agreement, there are no actions pending or, to the knowledge of Company, threatened in writing against the Company or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Merger by the Company.

Section 4.14.      Properties.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)            The Company does not, nor do any of its Subsidiaries, own any real property.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease, license or other agreement in effect (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (each, a “Material Real Property Lease”) under which the Company or any of its Subsidiaries leases, subleases, or occupies any Leased Real Property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Real Property Lease, and neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Material Real Property Lease where such breach, violation or default remains uncured. The Company has made available to Parent complete and correct copies of each Material Real Property Lease with a base rent of more than $5,000,000, each of which is disclosed in Section 4.14(c) of the Company Disclosure Letter. The applicable Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property subject to a Material Real Property Lease. The Leased Real Property constitutes all real property currently used in the business of the Company. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting the Leased Real Property. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the buildings, structures or premises within or upon any of the Leased Real Property (i) are in good operating condition and repair, and (ii) do not require any material renovations to continue to operate the business of the applicable Company or Subsidiary in the ordinary course of business.

(d)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Material Real Property Lease or other occupancy agreement between the Company or any of its Subsidiaries, on the one hand, and any Facility Partner, Care Professional or Associated Practice (or any immediate family member of, or entity in which an ownership or investment interest is held by, any of the foregoing), on the other hand, (i) was entered into in the ordinary course of business; (ii) is set forth in a writing signed by the parties thereto that specifies the premises and the term covered thereby; (iii) provides for rent that was set in advance, is consistent with fair market value and is commercially reasonable, and that was not determined in a manner that takes into account, directly or indirectly, the volume or value of any referrals or other business generated between the parties thereto; and (iv) has a term of at least one year and, without limiting Section 4.27(h), complies with an applicable exception to the Stark Law and, to the extent reasonably practicable, an applicable safe harbor to the federal Anti-Kickback Statute.

(e)            Except as would not have a Material Adverse Effect on the Company, with respect to each Facility, (i) all furniture, fixtures, equipment, instruments, supplies and other tangible personal property owned or leased by or used in the operation of such Facility (collectively, the “Facility Personal Property”) is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and sufficient for the operation of such Facility as currently operated; (ii) all medical and surgical equipment at such Facility has been maintained in accordance with applicable Law; and (iii) no Facility Personal Property is subject to any Liens other than Permitted Liens.

Section 4.15.      Intellectual Property.

(a)            The Company and its Subsidiaries (i) solely and exclusively own each item of Company Intellectual Property and (ii) have a valid license or sublicense to, or otherwise possess the right to use all other Intellectual Property necessary, or used in, to conduct the business of the Company and its Subsidiaries as currently conducted, in each case of (i) and (ii) free and clear of all Liens except Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            As of the date of this Agreement, there is no Action pending alleging infringement, misappropriation or violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company.

(c)            Since January 1, 2024, the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written notice or Action alleging any such infringement, violation, or misappropriation, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding any provision of this Agreement to the contrary or otherwise, this Section 4.15(c) contains the sole and exclusive representation and warranty with respect to the non-infringement, non-violation or non-misappropriation of any Intellectual Property of any Third Party.

(d)            To the knowledge of the Company, no Third Party is infringing, violating, or misappropriating any Company Intellectual Property, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)            Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all material Company Registered IP. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP (except for items that are abandoned in the ordinary course of business), and (ii) to the knowledge of the Company, none of the Company Registered IP has been adjudged invalid. Each item of material Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(f)            Except as would not be reasonably expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of the trade secrets included in the Company Intellectual Property. To the Company’s knowledge, such trade secrets have not been disclosed to any Third Party, except to the extent that such Third Party is under an obligation of confidentiality or for such disclosures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g)            Except as would not be reasonably expected to have a Material Adverse Effect on the Company, the consummation of the Transactions will not result in: (i) the termination of any license of or other right to use any Intellectual Property to the Company or any of its Subsidiaries by a third Person; (ii) the granting by the Company or any of its Subsidiaries of any license or rights to any Company Intellectual Property; (iii) the release from escrow of any material technology or software included in the Company Intellectual Property; (iv) a breach of any Contract disclosed or required to be disclosed in Section 4.21(a)(iv); or (v) the payment of any royalties or license fees in excess of those payable in the absence of the Transactions.

(h)            Except as would not be reasonably expected to have a Material Adverse Effect on the Company, no funding, facilities, personnel or resources of any Governmental Authority, university, college or other educational institution or research organization was used in the creation, conception, development or reduction to practice of any material Company Intellectual Property.

(i)            Except as would not be reasonably expected to have a Material Adverse Effect on the Company, no product or service of the Company or any of its Subsidiaries is distributed with any open source software in a manner that requires (A) the Company or any of its Subsidiaries to disclose or license any proprietary source code that embodies Company Intellectual Property for any product or service of the Company or any of its Subsidiaries, (B) the Company to grant licenses under any patents or other Company Intellectual Property or (C) any product or service of the Company or any of its Subsidiaries to be made available at no charge. Except as would not be reasonably expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has complied with all licenses applicable to its use of open source software. Except as would not be reasonably expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies Company Intellectual Property for any product or service of the Company or any of its Subsidiaries to any Person (other than to any employee bound by written confidentiality obligations to the Company or its Subsidiaries to use for the sole benefit of the Company or its Subsidiaries).

(j)            Except as would not be reasonably expected to have a Material Adverse Effect on the Company, neither Company and its Subsidiaries have (i) established and maintain reasonable policies and procedures governing the use of AI Technology by their employees and contractors and (ii) used AI Technology in material compliance with all applicable Contract terms and applicable Law. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has included any data from third parties, Personal Data, trade secrets or other material confidential information in any prompts or inputs into any AI Technology in a manner that has resulted in a loss of rights therein or violation of any Contracts to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries has engaged in the development or training of any AI Technology or has used AI Technology to develop any material Company Intellectual Property that the Company or its Subsidiaries intended to maintain as proprietary in a manner that it believes would affect the Company and its Subsidiaries’ ownership thereof.

Section 4.16.      Taxes.

(a)            Except as would not constitute a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has timely filed (or had timely filed on its behalf) all Tax Returns required to be filed by any of them under Law with the applicable Governmental Authority, and each such Tax Return (taking into account all amendments thereto) is true, correct and complete and has been prepared in compliance with all Laws.

(b)            Except as would not constitute a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has (i) paid all Taxes that have become due and payable by each of them, other than Taxes that have been reserved against on the Company Balance Sheet and (ii) withheld and paid all Taxes required to have been withheld and paid by each of them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The most recent financial statements contained in the Company SEC Documents reflect a materially adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and each of its Subsidiaries through the date of such financial statements.

(c)            Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there is no (i) claim for Taxes being asserted or assessed against the Company or any of its Subsidiaries by any Governmental Authority that has not been fully paid or otherwise fully resolved, (ii) to the knowledge of the Company, audit, suit, claim, action, proceeding, arbitration, mediation, investigation, or examination of any Tax Return of the Company or any of its Subsidiaries pending or being conducted by a Governmental Authority, (iii) extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (iv) agreement with a Governmental Authority to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries which has not been filed (other than extensions of time for filing automatically granted or obtained in the ordinary course of business), or (v) Lien for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Permitted Liens. No written claim has been received by the Company or any of its Subsidiaries from any Governmental Authority in a jurisdiction that has not been resolved where neither the Company nor any of its Subsidiaries files Tax Returns asserting that the Company or any of its Subsidiaries is required to file a Tax Return with that jurisdiction or that the Company or any of its Subsidiaries is liable for any Tax or is required to collect and withhold any Tax.

(d)            Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement or (ii) has any liability or potential liability to another party under any such agreement, in each case other than (A) agreements entered into in the ordinary course of business the primary purpose of each of which is not the allocation or sharing of Taxes, or (B) agreements the only parties of which are the Company and/or one or more of its Subsidiaries.

(e)            Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b)(2), or under a corresponding or similar provision of state, local, or foreign law.

(f)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to be qualified for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g)            Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person other than the Company or any of its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(h)            Neither the Company nor any of its Subsidiaries has engaged in any material trade or business, had a material permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to material taxation in any country other than the country of its formation.

(i)            No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries which agreement or ruling would have any effect at any time on or after the Closing, nor is any such agreement or ruling or request for such agreement or ruling currently pending.

(j)            The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)            Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (1) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (2) any installment sale or open transaction disposition made on or prior to the Closing Date or (3) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business.

Section 4.17.      Employee Benefit Plans.

(a)            Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each material Company Benefit Plan, provided, however, that in each case, to the extent there exists a Company Benefit Plan that is a standard agreement entered into by the Company or any Subsidiary of the Company with employees on an individual basis, the Company shall be required to list only the standard form of such agreement.

(b)            The Company has made available to Parent true and complete copies of the following with respect to each material Company Benefit Plan, to the extent applicable: (i) a copy of the current plan document (including any trust document) and any material amendments thereto (provided, however, that, in the case of a Company Benefit Plan that is a standard agreement entered into by the Company or any Subsidiary of the Company with employees on an individual basis, the Company has made available to Parent its standard form); (ii) the most recent summary plan description; (iii) the most recently filed Form 5500 (and all attachments thereto) and (iv) the most recent determination or opinion letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code.

(c)            Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has any material liability with respect to, or has in the past six (6) years sponsored, maintained or contributed to any (i) multiemployer plan, as defined in Section 3(37) of ERISA, (ii) “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii)  “defined benefit plan” (as defined in Section 3(35) of ERISA); or (iv) a plan that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any current or contingent liability under Title IV of ERISA by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(d)            Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter, is established on a pre-approved form of plan document that is the subject of a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination, advisory, or opinion letter has been threatened in writing by any Governmental Authority.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Benefit Plan has been established, funded, operated and maintained in compliance with its terms and with the requirements prescribed by Law, including ERISA and the Code (including Section 409A of the Code), that are applicable to such Company Benefit Plan and (ii) all required contributions, premiums and other payments relating to the Company Benefit Plans have been timely made in accordance with the terms of the applicable Company Benefit Plan and applicable Law and no Company Benefit Plan has any unfunded liabilities that have not been fully accrued.

(f)            Except as set forth on Section 4.17(f) of the Company Disclosure Letter, no Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, any such “multiple employer welfare arrangement” set forth on Section 4.17(f) of the Company Disclosure Letter (each, a “MEWA”) is in compliance with all applicable Laws (including state insurance Laws), has been properly registered or licensed as required by Law and has filed all required reports (such as an annual report on Form M-1) with all applicable U.S. Federal, state and local Governmental Authorities. No MEWA is self-insured. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no event has occurred and no condition exists that would, either directly or by reason of the Company’s or its Subsidiaries’ participation or their employees’ participation in any MEWA, subject the Company or any of its Subsidiaries or any of their officers, directors, managers, employees or owners to any Tax or liability imposed by applicable Law (including ERISA, the Code and state insurance Laws).

(g)            Except as required by Law or expressly provided in this Agreement, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event, to the extent such event alone would not itself trigger such benefit): (i) entitle any Service Provider to severance pay or any increase thereof or any payment, compensation or benefit becoming due, or any increase thereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan, (iii) result in a payment that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (iv) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Company Benefit Plan. No Person is entitled to receive any tax gross-up from the Company or any of its Subsidiaries as a result of the imposition of excise Taxes by Section 4999 of the Code or any Taxes imposed by Section 409A of the Code.

(h)            To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except coverage or benefits as required under Section 4980B of the Code or any other Law or benefits in the nature of severance pay under Company Benefit Plans listed on Section 4.17(a) of the Company Disclosure Letter.

(i)            None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case, applicable to the Company or any Company Benefit Plan, or for which the Company has any indemnification obligation.

(j)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no Action pending against or, to the knowledge of the Company, threatened in writing against, any Company Benefit Plan before any Governmental Authority, other than routine claims for benefits.

Section 4.18.      Labor and Employment Matters.

(a)            Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with a labor union, works council or other labor organization with respect to employees and no employees of the Company or any of its Subsidiaries are represented by a labor union, works council or other labor organization with respect to their employment with the Company.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, as of the date of this Agreement there is no (i) activity or proceeding by a labor union or labor organization or representative thereof to organize any employees of the Company or any of its Subsidiaries or (ii) lockout, strike, work slowdown, work stoppage or threat thereof by employees of the Company or any of its Subsidiaries.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with (i) all Laws respecting employment, discrimination or retaliation in employment, terms and conditions of employment, wage and hour, immigration, harassment, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance and occupational safety and health and employment practices and (ii) applicable Laws with respect to employee classification under the Fair Labor Standards Act and applicable state Law (including proper classification as employees or individual independent contractors and for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and applicable state Law)), and neither the Company nor any of its Subsidiaries has notice of any pending or, to the knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened legal proceedings against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any Service Provider, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any express or implied contract of employment; (iii) wrongful termination of employment; or (iv) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(e)            To the Knowledge of the Company, the Company has reasonably investigated all written allegations or allegations reported on a formal hotline of sexual harassment, or other discrimination or retaliation since January 1, 2024 with respect to employees with a job title of Director and above. With respect to each such written allegation or allegation reported on a formal hotline, in each case, substantiated following a reasonable investigation, the Company has taken reasonably prompt corrective action that is reasonably calculated to prevent further improper action.

Section 4.19.      Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of its employees, properties or assets that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Material Adverse Effect on the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) all premiums due and payable under the insurance policies of the Company and its Subsidiaries have been paid in accordance with the terms of such policies; (b) the Company, its Subsidiaries and, to the Company’s Knowledge, each Care Professional are insured in amounts, and with coverages, no less than those required by applicable Law (including applicable Healthcare Laws and state licensure requirements), the applicable Facility JV Agreements, the medical staff bylaws and credentialing requirements of the applicable Facility, and the Contracts with Payors and other counterparties to which any of them is a party; and (c) other than in connection with ordinary course renewals, neither the Company nor any of its Subsidiaries has received any written notice of termination, cancellation, non-renewal or material premium increase with respect to any such policy, nor, to the knowledge of the Company, is any of the foregoing threatened, and there is no material claim pending under any such policy as to which coverage has been denied or disputed by the underwriters thereof (except for any customary reservation of rights). Since January 1, 2024, no Action alleging medical malpractice, negligent credentialing, negligent hiring or negligent supervision has been brought against the Company or any of its Subsidiaries or, to the knowledge of the Company, Care Professional that resulted, or would reasonably be expected to result, in liability in excess of applicable insurance policy limits in an amount that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.20.      Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)            since January 1, 2023 (or earlier if unresolved), as of the date of this Agreement, (x) no Action, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, and the Company has not received any notice, report, demand letter or request for information, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (y) neither the Company nor any of its Subsidiaries has any continuing obligations under any judgment, decree, injunction or order of any Governmental Authority resolving or settling any alleged violation of or liability under any Environmental Law;

(b)            the Company and its Subsidiaries are and, since January 1, 2023, have been in compliance with all Environmental Laws, which compliance includes possessing, maintaining and complying with all Permits required for their operations under Environmental Laws, and all such Permits are in full force and effect;

(c)            there has been no Environmental Release of, exposure of any Person to, or contamination by any Hazardous Substance caused by the Company or any of its Subsidiaries on any real property now or formerly owned or operated by the Company or any of its Subsidiaries, which such Environmental Release has resulted in any unresolved obligation to conduct any investigatory or remedial action under any Environmental Law or that has resulted in, or would reasonably be likely to result in liability under any Environmental Law;

(d)            neither the Company nor any of its Subsidiaries has retained, undertaken, provided an indemnity with respect to, or assumed any material liability of any Person arising under any Environmental Law; and

(e)            The Company and its Subsidiaries have made available to Parent all: (i) material environmental or health and safety site assessment reports, audits, and (ii) copies of all other material documents relating to any material liabilities under Environmental Laws, in each case relating to the business, operations and assets of the Company, to the extent such are in the possession or under the reasonable control of the Company and its Subsidiaries.

Section 4.21.      Material Contracts.

(a)            Except for this Agreement, any Company Benefit Plans and the Contracts filed as exhibits to the Company SEC Documents that are available as of the date of this Agreement, Section 4.21(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party and which remains in effect or which bind their respective properties or assets:

(i)            Each Contract with any of the top 10 vendors to the Company and its Subsidiaries, taken as a whole, determined on the basis of expenditures by the Company and its Subsidiaries, taken as a whole, in the Company’s fiscal years ended December 31, 2025 and December 31, 2024 (such counterparties collectively, “Material Relationships”);

(ii)            each Contract that contains any provisions restricting the Company or any of its Subsidiaries from competing or engaging in any activity or line of business or with any Person (or levying a fine, charge or other payment for doing so) or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the Transactions, except for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iii)           each material Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing as a result of the consummation of the Transactions, or (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Intellectual Property, except in the case of each of clauses (A), and (B) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv)          each Contract providing for Indebtedness for borrowed money as to which the Company or any Subsidiary is the borrowing obligor thereunder, in each case, except (A) any such agreement with an outstanding principal amount not exceeding $50,000,000 on the date hereof, (B) vendor contracts that provide for payment in arrears, (C) equipment financing agreements or (D) any such agreement between or among any of the Company and its Subsidiaries;

(v)           each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), in excess of $25,000,000, other than (A) extensions of credit in the ordinary course of business or otherwise consistent with past practices and (B) investments in marketable securities in the ordinary course of business or otherwise consistent with past practices;

(vi)          each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of shares, sale of assets or otherwise) for consideration in excess of $50,000,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(vii)         each Contract entered into in connection with the settlement or other resolution of any Action under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole;

(viii)        each Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value or purchase price greater than $100,000,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company after the date hereof;

(ix)           any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(x)            each Facility JV Agreement with a Material Facility;

(xi)           each Contract with any Governmental Authority (other than provider agreements with Federal Healthcare Programs described elsewhere in this Section 4.21(a)), including any grant agreement and any resolution, monitoring or similar agreement;

(xii)          each Contract under which the Company or any of its Subsidiaries has made or assumed any community benefit, charitable pledge, contribution, service-continuation or similar commitment in excess of $250,000 or that continues after the Effective Time.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, each Contract disclosed in Section 4.21(a) of the Company Disclosure Letter (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Law affecting creditors’ rights generally and by general principles of equity. None of the Company, any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto is in breach of or default pursuant to any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Material Adverse Effect on the Company. A complete and correct copy of each Material Contract has been made available to Parent.

(c)            To the knowledge of the Company, since December 31, 2025 to the date of this Agreement, the Company has not received any notice in writing from or on behalf of any Material Relationship indicating that such Material Relationship (i) intends to terminate, not renew or otherwise materially and adversely modify any Material Contract with such Material Relationship or (ii) has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company or any of its Subsidiaries by such Material Relationship.

Section 4.22.      Finders’ Fees. Except for Centerview Partners LLC, Moelis & Company LLC, and Leerink Partners LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Special Committee, the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions. The Company has made available to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

Section 4.23.      Opinion of Financial Advisor. (a) The Company has received from each of Centerview Partners LLC and Leerink Partners LLC, each a financial advisor to the Company, opinions each to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per Share Consideration to be paid to the holders of shares of Common Stock (other than the Owned Company Shares, shares of Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary), the Rollover Shares and the Appraisal Shares) in the Merger is fair, from a financial point of view, to such holders and the Unaffiliated Company Stockholders, as applicable.and (b) the Special Committee has received from Moelis & Company LLC, financial advisor to the Special Committee, an opinion to the effect that, as of the date of such opinion and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per Share Consideration to be received by the holders of Common Stock (other than Owned Company Shares, shares of Common Stock held by any Subsidiary of either the Company or Parent, Rollover Shares and Appraisal Shares) in the Merger is fair from a financial point of view to such holders (other than the Reinvestment Stockholders and their respective affiliates and any other affiliates of the Company), it being understood and agreed that such opinion is for the benefit of the Special Committee and may not be relied upon by Parent. A signed copy of such opinions will be made available to Parent for information purposes only promptly following the date of this Agreement and receipt of such written opinions by the Company or Special Committee, as applicable.

Section 4.24.      Antitakeover Statutes. Assuming the representations and warranties in Section 5.08 are complete and correct, the Company has taken all action necessary to exempt this Agreement, the Merger and the other Transactions, including the Support Agreements, from any anti-takeover provision set forth in Delaware Law, any other similar applicable “anti-takeover” Law and the Amended and Restated Certificate of Incorporation.

Section 4.25.      Information Systems, Privacy and Data Security. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)            The Company or a Subsidiary of the Company lawfully owns, leases, licenses, or has sufficient rights to use all Information Systems material to the conduct of the business of the Company and its Subsidiaries and, to the knowledge of the Company, such Information Systems operate and perform in accordance with their documentation and functional specifications and otherwise as required with the operation of the Company and its Subsidiaries as presently operated. Since January 1, 2024, there has been no unauthorized access to, use of, or failure or other substandard performance of any such Information System that has caused a material disruption to the Company or its Subsidiaries. To the knowledge of the Company, the Information Systems do not contain any faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm the Information Systems. Since January 1, 2024, there have been no failures, breakdowns or continued substandard performance of any Information Systems which have caused the substantial disruption or interruption in or to the use of the Information Systems.

(b)            The Company and its Subsidiaries are, and since January 1, 2024, have been, in all material respects in compliance with all applicable Privacy Laws, written and publicly communicated privacy policies and contracts to which the Company and its Subsidiaries are legally bound. To the knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor any resulting transfer of Personal Data, will violate any Privacy Laws. The Company and its Subsidiaries have implemented and maintain an information security program comprising commercially reasonable administrative, physical and technical safeguards that are designed to protect the security, confidentiality, integrity and availability of the Company’s Information Systems and the Personal Data stored or Processed thereon, designed to comply with applicable Privacy Laws and reasonably appropriate to the size and scope of the Company and the Personal Data it Processes.

(c)            Neither the Company nor its Subsidiaries have, since January 1, 2024, experienced any material Security Incident that required notification to any Governmental Authority or to any individual under applicable Privacy Laws, other than any such Security Incident affecting fewer than 500 individuals. To the knowledge of the Company, there are, and have been, no actions, suits or proceedings since January 1, 2024 against the Company or its Subsidiaries alleging violations of Privacy Laws by the Company or its Subsidiaries. To the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing. To the extent of any conflict between this Section 4.25 and Section 4.27(k) with respect to HIPAA or Protected Health Information, Section 4.27(k) shall control.

Section 4.26.      Trade Controls; FCPA.

(a)            During the last five (5) years, the Company and its Subsidiaries have been and are in material compliance with all applicable International Trade Laws (and with respect to applicable U.S. sanctions Laws, since April 24, 2019) and Anti-Corruption Laws. Without limiting any of the foregoing, during the last five (5) years, none of the Company, or any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the knowledge of the Company, any other Person acting on behalf of the Company and its Subsidiaries has (i) engaged in any unlawful business or dealings, directly or indirectly, involving or relating to (x) any country or territory that is the target of comprehensive sanctions imposed by the United States, Canada, European Union or United Kingdom (including Cuba, Iran, North Korea, Syria (prior to July 1, 2025), the Crimea region and the so-called Donetsk or Luhansk People’s Republic regions of Ukraine) or (y) a Person that is designated on, or is fifty percent (50%) or greater owned or, as applicable, controlled by a Person that is designated on any list of sanctioned parties maintained by the United States, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC; or (ii) paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any Government Official, any political party, or any other Person for the purpose of influencing any act or decision or to secure any improper advantage.

(b)            During the last five (5) years (and with respect to applicable U.S. sanctions Laws, since April 24, 2019), neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any written or verbal notice of any violation, alleged violation, or any suspected violation of any Anti-Corruption Law or International Trade Law, or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual, suspected, or alleged violation of any Anti-Corruption Law or International Trade Law.

Section 4.27.      Healthcare Regulatory Matters.

(a)            Except for such noncompliance as would not be material to the Company and its subsidiaries as a whole, Section 4.27(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of each Facility, its jurisdiction of organization and the location(s) of operation of such Facility. Since the Lookback Date, to the knowledge of the Company, the Company, each of its Subsidiaries and each Facility and Associated Practice is, and has been, in compliance with all applicable Healthcare Laws, except for such noncompliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, neither the Company nor, and to the knowledge of the Company, any of its Subsidiaries nor any Associated Practice has received any written or, to the knowledge of the Company, oral notice from any Governmental Authority or Payor of any actual or alleged material violation of, or any material liability under, any applicable Healthcare Law, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, except as set forth in Section 4.27(a) of the Company Disclosure Letter, neither the Company nor, to the knowledge of the Company, any of its Subsidiaries nor any Associated Practice has been subject to, and to the knowledge of the Company there is not threatened, any audit, survey, inquiry or investigation by any Governmental Authority under any Healthcare Law, other than routine surveys and audits conducted in the ordinary course of business that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)            The Company, each of its Subsidiaries, and, to the knowledge of the Company, each Facility and Associated Practice, is, and since the Lookback Date has been, eligible for and validly certified or enrolled for participation in, and reimbursement under, Medicare, each applicable state Medicaid program and each other Federal Healthcare Program in which it participates, has a valid and current provider or supplier number and, where applicable, provider agreement for each such program, and has, since the Lookback Date, timely filed all enrollment, revalidation and reporting (including reporting of changes in ownership, control and managing employees) required under such programs, in each case except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, neither the Company nor any of its Subsidiaries, and to the knowledge of the Company, any Associated Practice has received written notice of any restriction, limitation, suspension, revocation, termination, non-renewal, payment suspension, prepayment review or deactivation of its provider or supplier status or billing privileges with, or its participation in, any Federal Healthcare Program or any other Payor, and, to the knowledge of the Company, no such action is threatened, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(c)            Without limiting Section 4.13, except as set forth in Section 4.27(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any Associated Practice, is, or since the Lookback Date has been, a party to or bound by, or has any continuing reporting or other obligation under, any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, monitoring agreement, consent decree, settlement agreement or similar undertaking with or imposed by any Governmental Authority arising under any Healthcare Law, and no such agreement is being negotiated, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each Person party to or bound by any agreement set forth in Section 4.27(c) of the Company Disclosure Letter has complied in all material respects with the terms thereof, and has not received any written notice of breach, stipulated penalty or material deficiency thereunder. Neither the Company nor any of its Subsidiaries nor any Associated Practice is a defendant or named party in any pending qui tam or False Claims Act Action or, to the knowledge of the Company, any such Action filed under seal, and none of them has, since the Lookback Date, received any civil investigative demand, subpoena or similar written demand from the U.S. Department of Justice, any U.S. Attorney’s Office, any state attorney general, any state Medicaid Fraud Control Unit or the OIG relating to any Healthcare Law.

(d)            Neither the Company nor any of its Subsidiaries nor any Associated Practice (i) has, since the Lookback Date, been assessed or threatened in writing with the assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003; (ii) has been convicted of any criminal offense described in 42 U.S.C. § 1320a-7(a) or (b); or (iii) is, or has been since the Lookback Date, excluded, suspended, debarred or otherwise declared ineligible to participate in any Federal Healthcare Program or any federal procurement or non-procurement program, or has been threatened in writing with any such exclusion, suspension, debarment or ineligibility, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)            Since the Lookback Date, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Associated Practice has received any written notice from any Governmental Authority or Payor alleging any overpayment, recoupment, offset, false claim or fraud relating to any item or service provided or billed by it, except for routine claim adjustments in the ordinary course of business that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, the Company and its Subsidiaries and the Associated Practices have billed, coded, documented, submitted claims for and received payment for items and services in compliance with all applicable Healthcare Laws and the requirements of the applicable Payors, have timely filed all claims and all other reports, data and information (other than cost reports, which are addressed by Section 4.27(i)) required to be filed with any Payor or Governmental Authority, consistent with past practice, none of which was inaccurate, incomplete or misleading in any material respect, and have paid all amounts due with respect thereto, and has timely reported, returned and repaid each overpayment identified by it within the period required by 42 U.S.C. § 1320a-7k(d) and other applicable Healthcare Laws, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. There are no pending appeals, adjustments, challenges, audits or reopenings of any claims or cost reports of the Company or any of its Subsidiaries, and there is no Action, audit, review (including any RAC, UPIC, SMRC, TPE, Medicare Administrative Contractor or commercial Payor special investigations unit audit or review) or investigation pending or, to the knowledge of the Company, threatened, relating to the billing, coding or claims practices of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business and as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries and each Associated Practice that bills any Federal Healthcare Program on behalf of any Care Professional holds, and at all times since the Lookback Date during which it has so billed has held, a valid reassignment of benefits from such Care Professional, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. All accounts receivable of the Company and its Subsidiaries or any Associated Practice arising from services billed to Payors represent bona fide claims for services actually rendered, are recorded net of contractual allowances and reserves determined in accordance with GAAP, and are not subject to any pending or, to the knowledge of the Company, threatened recoupment, offset or counterclaim by any Payor, other than in the ordinary course of business, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(f)            The Company and each of its Subsidiaries, and to the knowledge of the Company, each Associated Practice has, since the Lookback Date, adopted, implemented and maintained a compliance program reasonably tailored to address compliance with all applicable Healthcare Laws and consistent with the OIG’s General Compliance Program Guidance. Except as set forth in Section 4.27(f) of the Company Disclosure Letter, there is no pending internal investigation by or on behalf of the Company, any of its Subsidiaries, or, and to the knowledge of the Company, any Associated Practice that, to the knowledge of the Company, has identified or would reasonably be expected to identify any non-compliance with any Healthcare Law, except for such noncompliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) each Care Professional employed or engaged by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any Associated Practice and, holds, and since the Lookback Date has held, in good standing, all Permits (including DEA and state controlled substance registrations) required by applicable Law to perform the services that such Care Professional performs at or on behalf of the Company, any of its Subsidiaries, and to the knowledge of the Company, any Associated Practice or any Facility, and, to the extent required, requisite staff privileges at each Facility at which such Care Professional performs services; (ii) to the knowledge of the Company, no such Care Professional is, or since the Lookback Date has been, subject to any disciplinary action, restriction, suspension or revocation with respect to any such Permit or privilege; and (iii) since the Lookback Date, the Company and each of its Subsidiaries and each Associated Practice has credentialed and re-credentialed each Care Professional in accordance with applicable Healthcare Laws, its medical staff bylaws and the requirements of applicable accrediting bodies and Payors.

(g)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Care Professional employed or engaged by the Company or any of its Subsidiaries or any Associated Practice and, to the knowledge of the Company, each other Care Professional holds, and since the Lookback Date has held, in good standing, all Permits (including DEA and state controlled substance registrations) required by applicable Law to perform the services that such Care Professional performs at or on behalf of the Company, any of its Subsidiaries, any Associated Practice or any Facility, and, to the extent required, requisite staff privileges at each Facility at which such Care Professional performs services; (ii) to the knowledge of the Company, no such Care Professional is, or since the Lookback Date has been, subject to any disciplinary action, restriction, suspension or revocation with respect to any such Permit or privilege; and (iii) since the Lookback Date, the Company and each of its Subsidiaries and each Associated Practice has credentialed and re-credentialed each Care Professional in accordance with applicable Healthcare Laws, its medical staff bylaws and the requirements of applicable accrediting bodies and Payors.

(h)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Physician Financial Arrangement in effect at any time since the Lookback Date (i) is set forth in a written Contract signed by the parties thereto; (ii) materially complies with applicable Law; and (ii) has been materially administered in accordance with its terms. Except as set forth in Section 4.27(h) of the Company Disclosure Letter, since the Lookback Date, neither the Company nor any of its Subsidiaries nor any Associated Practice has made, or determined to make, any submission under the CMS Voluntary Self-Referral Disclosure Protocol, the OIG Health Care Fraud Self-Disclosure Protocol, the DOJ Corporate Enforcement and Voluntary Self-Disclosure Policy (or any similar formal or informal program), or any similar state disclosure program.

(i)            Without limiting Section 4.12(a), Section 4.27(i) of the Company Disclosure Letter sets forth a complete and correct list of each Material Facility and, for each Material Facility, (A) each state facility license; (B) its Medicare certification and CMS Certification Number (CCN); (C) each certificate of need, determination of need or exemption therefrom; (D) each CLIA certificate, identifying the certificate type and; (E) each pharmacy license, DEA registration and state controlled substance registration; and (F) each accreditation held by such Material Facility from an accrediting organization with deeming authority. Each such Permit and accreditation is valid and in full force and effect, without any material contingency, condition or provisional status (except as set forth in Section 4.27(i) of the Company Disclosure Letter), and each Material Facility is, and since the Lookback Date has been, in material compliance with the terms thereof and, as applicable, with the Medicare conditions for coverage or conditions of participation, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, no Material Facility has received any written notice of immediate jeopardy, condition-level deficiency, termination track notice, preliminary denial of accreditation or similar written notice from any Governmental Authority or accrediting organization that has not been fully corrected and accepted by such Governmental Authority or accrediting organization, and no suspension, revocation, limitation, probation or non-renewal of any such state facility license, any such accreditation, or any other such Permit of any Material Facility is pending or, to the knowledge of the Company, threatened.

(j)            The Company and each of its Subsidiaries, and, to the knowledge of the Company, each Associated Practice that is required to file cost reports with any Federal Healthcare Program has timely filed all such cost reports for all periods since the Lookback Date, and each such cost report was prepared in accordance with applicable Healthcare Laws and program instructions and is complete and correct in all material respects, and no such cost report claims, and no such Person has received, reimbursement in excess of the amounts allowed by applicable Healthcare Laws or any applicable agreement, except, in each case, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(k)            The Company and each of its Subsidiaries and, to the knowledge of the Company, each Associated Practice (i) is, and since the Lookback Date has been, in compliance in all material respects with HIPAA; (ii) has adopted and implemented written HIPAA Privacy and Security policies and procedures as required by, and in accordance with, HIPAA, and is, and since the Lookback Date has been, in compliance in all material respects with the same; (iii) since the Lookback Date has conducted, in all material respects, security risk analyses as required by 45 C.F.R. § 164.308(a)(1); (iv) has implemented, and maintains and enforces, and since the Lookback Date has maintained and enforced, administrative, technical, and physical safeguards reasonably designed to protect Protected Health Information against unauthorized access, use, acquisition, and disclosure; (v) has, since the Lookback Date, trained applicable workforce members with respect to HIPAA in compliance in all material respects with HIPAA; and (vi) maintains cybersecurity insurance in coverage types and amounts that are commercially reasonable for similarly situated healthcare providers. Except as set forth in Section 4.27(l) of the Company Disclosure Letter, since the Lookback Date, (A) there has been no unauthorized access to, use or disclosure of Protected Health Information or other Security Incident involving Protected Health Information that required, or would reasonably be expected to require, notification to any individual, the Secretary of HHS, any state attorney general or the media, other than any such incident affecting fewer than 500 individuals; (B) neither the Company nor any of its Subsidiaries, to the knowledge of the Company, nor any Associated Practice has received any written complaint, inquiry or notice from the HHS Office for Civil Rights, any state attorney general or any other Governmental Authority, or any written claim or demand from any other Person, relating to HIPAA, other than individual patient complaints received in the ordinary course of business and any such complaint, inquiry, notice, claim or demand that has not resulted, and would not reasonably be expected to result, in material liability to the Company and its Subsidiaries, taken as a whole; and (C) to the knowledge of the Company, each website, patient portal and mobile application of any such Person, and any online tracking technology deployed thereon, has been operated in compliance in all material respects with HIPAA as in effect at the applicable time.

(l)            Section 4.27(l) of the Company Disclosure Letter sets forth each (i) certificate of need or determination of need approval, (ii) state facility licensure approval, (iii) state attorney general, department of health or health care market oversight transaction reviews or notices, (iv) for any Material Facility, any approval of, or notice to, an accrediting organization with CMS deeming authority (e.g., The Joint Commission, AAAHC, DNV or similar), and (v) pharmacy licensure approval required to be obtained or submitted prior to Closing to consummate the Merger (the “Material Healthcare Approvals”). No Material Healthcare Approvals will terminate, lapse or become subject to a modification as a result of the Merger, assuming the applicable scheduled filings and notices are made timely.

(m)            Each Facility enrolled with Medicare as a hospital meets all applicable Medicare requirements and conditions of participation related to census and length of stay, except as would not be expected to have a Material Adverse Effect.

Section 4.28.      Facility Joint Ventures; Associated Practices.

(a)            Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of each Facility Joint Venture, indicating in each case (i) its name and jurisdiction of organization; (ii) the Facility or Facilities owned, leased, operated or managed by it; (iii) the percentage of the equity interests therein held, directly or indirectly, by the Company and its Subsidiaries; (iv) the aggregate percentage of the equity interests therein held by Facility Partners and, for each Facility Joint Venture that owns or operates a Physician-Owned Hospital, the aggregate percentage of the total value of the ownership or investment interests therein held by physicians (and their immediate family members); and (v) whether such Facility Joint Venture is consolidated with the Company for financial reporting purposes. The Company has made available to Parent complete and correct copies of each Facility JV Agreement that constitutes a Material Contract.

(b)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) all of the outstanding equity interests in each Facility Joint Venture have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable, and were not issued in violation of any preemptive right, right of first refusal or similar right; (ii) the equity interests in each Facility Joint Venture held, directly or indirectly, by the Company and its Subsidiaries are owned free and clear of all Liens, other than the transfer, governance and redemption restrictions set forth in the applicable Facility JV Agreement; and (iii) there is no outstanding obligation of the Company or any of its Subsidiaries to make any capital contribution to, or to purchase, redeem or repurchase any equity interest in, any Facility Joint Venture, other than as set forth in the applicable Facility JV Agreement.

(c)            Except as set forth in Section 4.28(c) of the Company Disclosure Letter or as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) constitute a change of control, assignment, deemed transfer or similar event requiring the consent of, or giving rise to any right of first refusal, right of first offer, put, call, redemption, repurchase, buy-sell, appraisal, termination, dissolution or acceleration right in favor of, any Facility Partner or other equityholder under any Facility JV Agreement; (ii) result in the termination of, or give rise to a right of termination under, any Practice Management Agreement; or (iii) require the approval or consent of the board of directors, manager, managing member, general partner or other governing body of any Facility Joint Venture.

(d)            Without limiting Section 4.27, Section 4.28(e) or Section 4.28(f), with respect to each Facility Joint Venture, (i) all equity interests in each Facility Joint Venture were issued in compliance with applicable Law (including the federal Anti-Kickback Statute), except where such noncompliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) all distributions made by each Facility Joint Venture have been made in proportion to the respective capital contributions or equity ownership of its equityholders and not in a manner that takes into account, directly or indirectly, the volume or value of referrals; (iii) no Facility Partner is required, as a condition of holding or retaining any equity interest, to make or influence referrals to any Facility Joint Venture, the Company, any of its Subsidiaries or any Facility; and (iv) each Facility Partner has paid in full the purchase price or capital contribution required for its equity interest in each Facility Joint Venture, and no portion thereof has been deferred, forgiven or remains unpaid.

(e)            With respect to each Facility that is an ambulatory surgery center (each, an “ASC”) and each Facility Joint Venture that owns or operates any ASC (each, an “ASC Joint Venture”), each ASC and ASC Joint Venture has, during the Lookback Period, materially complied with applicable Law (including the federal Anti-Kickback Statute), except where such noncompliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)            (i) With respect to each Facility that is a hospital in which any physician (or immediate family member of a physician) holds a direct or indirect ownership or investment interest (each, a “Physician-Owned Hospital”), each Physician-Owned Hospital has, during the Lookback Period, materially complied with applicable Law (including the Stark Law), except where such noncompliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)            Section 4.28(g) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of each Associated Practice, its jurisdiction of organization, and the holder of record of its equity interests. There is no Contract that grants any Person any option to purchase, subscribe for or otherwise acquire any equity interests in any Associated Practice, other than as set forth in the applicable Associated Practice Documents. (i) All of the equity interests in each Associated Practice are held of record by one or more Care Professionals licensed in the applicable jurisdiction, free and clear of all Liens (other than those arising under the Associated Practice Documents); (ii) each Associated Practice Document is valid and binding and in full force and effect and complies in all material respects with all applicable Laws, and neither the Company, any of its Subsidiaries or any Associated Practice nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any thereof; (iii) the fees payable under each Practice Management Agreement comply with applicable Laws; and (iv) since the Lookback Date, no Governmental Authority has asserted in writing or, to the knowledge of the Company, orally or threatened to assert, that the arrangements between the Company, any of its Subsidiaries and any Associated Practice violate any Law governing the corporate practice of medicine or the splitting or sharing of professional fees, except, in each case, as would not reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.29.      Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.30.      No Additional Representations of the Company. Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary, or any other Person resulting from the distribution to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, or Parent’s or Merger Subsidiary’s (or any of their respective Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations or other material made available in certain “data rooms” or otherwise, in expectation of the Merger or the other transactions contemplated hereunder, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in this Article 4 (as qualified by the Company Disclosure Letter).

Article 5
Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01.      Corporate Existence and Power.

(a)            Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(b)            Parent has heretofore made available to the Company complete and correct copies of the organizational documents of Parent and Merger Subsidiary as currently in effect.

Section 5.02.      Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions are within the corporate or other organizational powers of Parent and Merger Subsidiary and, except for the required approval of Parent, as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate or other organizational action. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.      Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent, the Company or any of their respective Subsidiaries is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (d) the Material Healthcare Approvals and any Post-Closing Healthcare Filings, in each case to the extent required to be obtained or made by Parent, Merger Subsidiary or any of their Affiliates in connection with the Merger and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Within the five (5) years prior to the date of this Agreement, none of Parent or, to the knowledge of Parent, any of its controlled Affiliates has (i) been denied the right to invest in, own, operate or obtain a license with respect to a hospital or other healthcare facility pursuant to a final, non-appealable determination of a Governmental Authority or (ii) withdrawn an application to invest in, own, operate or obtain a license with respect to a hospital or other healthcare facility following written notice from a Governmental Authority of its intention to deny such application. As of the date of this Agreement, Parent does not have knowledge of any facts or circumstances relating to Parent or any of its controlled Affiliates that would reasonably be expected to result in any Governmental Authority objecting to the transactions contemplated hereby, denying or materially delaying its approval of the transactions contemplated hereby (if such Governmental Authority’s approval is required), or subjecting such approval to any material conditions precedent that are different from those conditions precedent generally imposed by such Governmental Authority in transactions substantially similar to the transactions contemplated by this Agreement.

Section 5.04.      Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Law applicable to Parent or Merger Subsidiary or (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Further, the execution, delivery and performance of this Agreement by Parent and Merger Subsidiary or its Affiliates does not, and any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority compelling the specific performance thereof under this Agreement will not, violate the tax-exempt status under Section 501(c)(3) of the Code, the governing documents of or the charitable mission of Guarantor.

Section 5.05.      Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement or the Schedule 13E-3, on the date the Proxy Statement and Schedule 13E-3, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.06.      Litigation. As of the date of this Agreement, there are no actions pending or, to the knowledge of Parent and Merger Subsidiary, threatened against Parent, Merger Subsidiary or any of their respective Affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary, and none of Parent, Merger Subsidiary nor any of their respective Affiliates is a party to or subject to the provisions of any order, or in breach of any Order, which would reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary.

Section 5.07.      Absence of Certain Arrangements. As of the date of this Agreement, other than the Support Agreements, there are no Contracts or other agreements, arrangements, understandings or commitments (whether oral or written) to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.08.      Ownership of Company Securities; Delaware Law Section 203. As of the date of this Agreement, other than as a result of the execution of this Agreement, the Support Agreements, Parent and its Subsidiaries do not “own” (as defined in Section 203 of Delaware Law), or “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act), any shares of Common Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Common Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) is, or has been at any time within the last three (3) years, an “interested stockholder” as defined in Section 203 of Delaware Law. Neither Parent nor any of its subsidiaries has taken, or authorized or knowingly permitted any of its Representatives to take, any action (other than the execution of this Agreement, the Support Agreements) that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) thereof to be deemed an “interested stockholder” as defined in Section 203 of Delaware Law or otherwise cause the restrictions on business combinations set forth in Section 203 of Delaware Law to be applicable to the Merger.

Section 5.09.      Solvency. The Surviving Corporation and its Subsidiaries, taken as a whole, will, immediately after giving effect to the Transactions, including the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent. As used in this Section 5.09, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed their debts, (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have incurred debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due, and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct its business.

Section 5.10.      No Vote/Approval of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions. For purposes of this Section 5.10, “Parent” also includes the equity holders of, or parent company of Parent.

Section 5.11.      Finders’ Fees. Except for Jefferies LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the Transactions.

Section 5.12.      Financing.

(a)            As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of an executed debt commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto and any related fee letter, the “Debt Commitment Letter”), from the Debt Financing Sources identified therein, pursuant to which such Debt Financing Sources have committed to provide the debt financing to Merger Subsidiary in the amount set forth therein subject to the terms and conditions thereof (the “Debt Financing”); provided that provisions in the fee letter related to the Debt Commitment Letter relating solely to fee amounts, “market flex” provisions, pricing terms and pricing caps and other economic terms that are customarily redacted may be redacted (none of which redacted provisions adversely affect the availability of, or impose additional conditions on the availability of, the Debt Financing at the Closing, reduce the aggregate principal amount of the Debt Financing contemplated by the Debt Commitment Letter to be available to fund the Financing Amounts (as defined below) to an amount below the amount required to pay the Financing Amounts or adversely affect Merger Subsidiary’s rights to enforce the Debt Commitment Letter).

(b)            As of the date hereof, (i) neither the Debt Commitment Letter nor the terms of the Debt Financing have been amended or modified prior to the date hereof; (ii) no such amendment or modification is contemplated (except with respect to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or to give effect to any market “flex” provisions in the fee letter related to the Debt Commitment Letter); and (iii) the commitments contained therein have not been withdrawn, terminated or rescinded in any respect, and to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated. As of the date hereof, there are no other Contracts, agreements, side letters, engagement letters or arrangements to which Parent or Merger Subsidiary is a party (i) relating to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter or (ii) that could reasonably be expected to impair the funding or reduce the aggregate principal amount of the Debt Financing contemplated by the Debt Commitment Letter to be available to fund the Financing Amounts to an amount below the amount required to pay the Financing Amounts.

(c)            As of the date hereof, the Debt Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Merger Subsidiary, enforceable against Merger Subsidiary in accordance with its terms and, to the knowledge of Parent, enforceable against the other parties thereto (subject, in each case, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Other than as expressly set forth in the Debt Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Debt Financing (including pursuant to any “flex” provisions in the fee letter related to the Debt Commitment Letter) pursuant to any agreement relating to the Debt Financing to which Parent or any of its Affiliates is a party. As of the date hereof, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Merger Subsidiary pursuant to the Debt Commitment Letter (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article 4 or the Company’s compliance hereunder). As of the date hereof, Parent does not have any reason to believe that Merger Subsidiary will be unable to satisfy on a timely basis any term or condition of the Debt Financing to be satisfied by it, whether or not such term or condition is contained in the Debt Commitment Letter (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article 4 or the Company’s compliance hereunder). As of the date hereof, Merger Subsidiary has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Debt Commitment Letter.

(d)            The obligations of Parent and Merger Subsidiary hereunder are not subject to any condition with respect to Parent’s or Merger Subsidiary’s ability to obtain financing for the Merger.

Section 5.13.      Sufficient Funds. As of the date of this Agreement and when required pursuant to this Agreement, Guarantor has and shall have the cash and liquid assets necessary to pay the amounts required to be paid by Guarantor or Parent pursuant to this Agreement, and as of the Closing, Guarantor and Parent shall cause Merger Subsidiary to have the cash necessary to consummate the Merger.

Section 5.14.      Competing Business. None of Parent, Merger Subsidiary or any of their respective Affiliates derives or owns any interest in any Person that derives a portion of its revenues from a line of business in the industries in which the Company or its Subsidiaries operates that would reasonably be expected to have an adverse effect on the ability of Parent and Merger Subsidiary to consummate the Merger and the other Transactions in a timely manner in accordance with the terms of this Agreement.

Section 5.15.      National Security Matters. None of Parent, Merger Subsidiary or any of their respective Affiliates is a “foreign person” within the meaning of 31 C.F.R. § 800.224, and the Transactions are accordingly not “covered transactions” within the meaning of 31 C.F.R. § 800.213.

Section 5.16.      Operations of Merger Subsidiary. Merger Subsidiary has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent.

Section 5.17.      Legal Impediments. As of the date of this Agreement, there are no facts relating to Parent or Merger Subsidiary or any of their respective Affiliates, any Applicable Law or any contract to which Parent or Merger Subsidiary is party that would disqualify Parent from obtaining control of the Company or that would prevent, delay or limit the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.18.      Non-Reliance. Each of Parent and Merger Subsidiary acknowledges that neither Parent nor Merger Subsidiary is relying or has relied on any representations or warranties whatsoever in connection with the Transactions, express or implied, except as provided in Article 4 and in any certificate delivered by the Company pursuant to this Agreement. The Company has made available to Parent and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of Parent or Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and none of Parent or Merger Subsidiary shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto. Notwithstanding anything to the contrary herein, nothing in this Section 5.18 shall limit or otherwise affect any claim for Fraud.

Article 6
Covenants of the Company

Section 6.01.      Conduct of the Company. During the period from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 10.01, except (i) for matters set forth in Section 6.01 of the Company Disclosure Letter, (ii) as contemplated by this Agreement and the other Transaction Documents, (iii) as required by Law, and (iv) for actions taken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall, and shall cause each of its Subsidiaries over which it has control, and use its reasonable best efforts to cause any Subsidiary over which it does not have control, to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, and shall, and shall cause each of its Subsidiaries over which it has control, and use its reasonable best efforts to cause any Subsidiary over which it does not have control, to, use commercially reasonable efforts to preserve intact its material assets, properties, Contracts, licenses and business organizations, keep available the services of its officers and employees, preserve its relationships with Payors, Care Professionals, Facility Partners, Facility Joint Ventures, Associated Practices, vendors and others with whom it has material business relations and (y) the Company shall not, nor shall it permit any of its Subsidiaries over which it has control to, and shall use its reasonable best efforts to cause any Subsidiary over which it does not have control not to:

(a)            amend the certificate of incorporation or bylaws of the Company or the organizational documents of any Subsidiary, other than, in the case of Subsidiaries, ministerial changes and changes solely to admit additional physician investors in the ordinary course of business (other than any such change that would change a single member LLC to a multi-member LLC);

(b)            (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company or dividends or distributions by any Subsidiary of the Company or other Person in which the Company directly or indirectly owns equity interests, and other than distributions made by any Facility Joint Venture to its equityholders in the ordinary course of business in accordance with the terms of the applicable Facility JV Agreement as in effect on the date hereof, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities, other than (A) from any Subsidiary of the Company or any other Person in which the Company directly or indirectly owns equity interests or any syndication of such securities in the ordinary course of business, (B) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (C) the withholding of shares of Common Stock to satisfy the exercise or purchase price or Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (D) the acquisition by the Company of Company Restricted Stock in connection with the forfeiture of such Company Awards and (E) as required or permitted by any Company Benefit Plan;

(c)            issue, sell, grant or transfer any Company Securities (including any equity interest in any Facility Joint Venture or any Associated Practice, except for redemptions, transfers, or issuances of partner interests in the ordinary course of business consistent with past practice in accordance with the terms of the Facility JV Agreement or Associated Practice Document, as applicable), other than the issuance of (i) any shares of Common Stock upon the exercise of Company Stock Options or the settlement of Company PSUs or Company Restricted Stock that are outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 6.01(c)), (ii) Common Stock as required by any Company Benefit Plan or previously approved by the Company Board and disclosed to Parent prior to the date hereof, (iii) Company Securities in connection with acquisitions that are not prohibited by, or are consented to under, Section 6.01(f), and (iv) to any Subsidiary of the Company or any other Person in which the Company directly or indirectly owns equity interests or any syndication of such securities in the ordinary course of business;

(d)            other than in connection with acquisitions that are not prohibited by, or are consented to under, Section 6.01(f), incur any capital expenditures, except for (i) capital expenditures in 2027 in an amount not to exceed 110% of the aggregate amount set forth in the Company’s 2026 capital expenditure budget and (ii) any unbudgeted capital expenditures not to exceed $15,000,000 in the aggregate, in any twelve-month (12)-month period, and (iii) emergency capital expenditures in any commercially reasonable amount that the Company reasonably determines is necessary to maintain its ability to operate its business in the ordinary course of business;

(e)            adopt a plan or agreement of complete or partial liquidation or dissolution, each with respect to the Company or any of its material Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company);

(f)            negotiate or commit to, or acquire, by merger, consolidation, acquisition of stock or assets or otherwise, directly or indirectly, any real property or any material businesses, or any material assets or make a material investment (excluding money market or other near cash equivalent instruments utilized in the ordinary course of business to optimize the Company’s cash position), if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection therewith would exceed $150,000,000 individually;

(g)            (i) sell, lease or otherwise transfer any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses other than, with respect to assets other than Company Intellectual Property, (A) transactions for fair market value if the aggregate amount of consideration paid or transferred to the Company and its material Subsidiaries would not exceed $25,000,000 in connection therewith for each fiscal quarterly period, (B) pursuant to existing Contracts or commitments that have been disclosed to Parent prior to the date hereof, (C) sales of Company products and services, inventory or used or excess furniture or equipment in the ordinary course of business, or (D) any transactions among the Company and/or its wholly owned Subsidiaries; (ii) sell, license, transfer, assign, abandon, encumber, permit to lapse (other than by expiration), or otherwise dispose of any material Company Intellectual Property except for non-exclusive licenses granted to service providers, in each case, in the ordinary course of business; or (iii) disclose any trade secrets included in the Company Intellectual Property, other than in the ordinary course of business subject to a binding confidentiality agreement;

(h)            (i) incur any Indebtedness for borrowed money (including by way of a guarantee of Indebtedness for borrowed money of another Person, or an issuance or sale of debt securities) or mortgage or pledge any of its and its Subsidiaries’ assets, or create or incur any lien thereupon, other than Permitted Liens (other than, without limitation, (A) Indebtedness in the form of revolving credit facility borrowings under the Company Credit Agreement, (B) Indebtedness incurred in connection with de novo surgery centers or the financing of trade payables or capital expenditures, in each case in the ordinary course of business or in a manner consistent with past practices or for working capital purposes, (C) finance lease obligations in the ordinary course of business or in a manner consistent with past practices, (D) reimbursement obligations in connection with letters of credit issued in the ordinary course of business or in a manner consistent with past practices, (E) any refinancing of then-existing Indebtedness for borrowed money or (F) Indebtedness for borrowed money in an aggregate outstanding principal amount under this clause (F) not to exceed $10,000,000), or (ii) make any loans, capital contributions to, or investments in, any other Person (other than (A) between or among the Company and/or any of its Subsidiaries or any other Associated Practice in the ordinary course of business, (B) capital contributions to and investments in de novo surgery centers or (C) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business);

(i)            except as contemplated in connection with acquisitions that are not prohibited by, or are consented to under, Section 6.01(f), as (x) required by the terms of any Company Benefit Plan in effect as of the date of this Agreement (or adopted or amended after the date hereof in compliance with this Section 6.01(i)), (y) required by applicable Law, or (z) disclosed on Section 6.01(i) of the Company Disclosure Letter: (i) hire, promote or terminate (other than for cause) any employee whose annual base salary or annualized wage rate exceeds $300,000, (ii) grant to any Service Provider any increase in compensation (other than increases in base salary or wage rates and short-term incentive compensation opportunities in the ordinary course of business consistent with past practice for employees whose annual base salaries or annualized wage rates do not exceed $300,000) or acceleration of vesting or payment of any award in addition to those pursuant to arrangements in effect on the date of this Agreement or pay any special bonus or special remuneration to any Service Provider or (iii) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan, including any severance, retention or change in control agreement (other than entering into offer letters that contemplate “at will” employment, where permitted by Law, or employment agreements consistent with the Company’s practices in the applicable jurisdiction, or to substantially replicate any existing Company Benefit Plan in effect on the date of this Agreement in order to allow the continuation of the benefits provided thereunder under any Company Benefit Plan, or annual renewals of health and welfare Company Benefit Plans in the ordinary course of business consistent with past practice that do not result in a material increase in cost to the Company); provided, however, that none of the foregoing in this paragraph shall restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions based on job performance or workplace requirements, Company Benefit Plans and benefits and compensation practices and arrangements that have a value that is consistent with those provided to similarly situated employees or newly hired employees;

(j)            make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Law, including Regulation S-X under the 1934 Act;

(k)            compromise or settle (or agree to do any of the preceding with respect to) any litigation, other than (i) compromises and settlements for solely monetary damages where such compromise or settlement involves payment by the Company not in excess of $5,000,000 in any individual case or $10,000,000 in the aggregate, (ii) as required by their terms as in effect on the date of this Agreement and (iii) such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves);

(l)            make or change any material Tax election other than in the ordinary course of business, change an annual Tax accounting period, adopt or change any accounting method (including any Tax accounting method), amend any material Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment for a material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment in respect of a material amount of Taxes other than in the ordinary course of business;

(m)            other than in connection with acquisitions that are not prohibited by, or are consented to under, Section 6.01(f), or other than in the ordinary course of business, amend, modify or terminate any Material Contract;

(n)            waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former Service Provider, except for any such waivers granted to Care Professionals (i) in the ordinary course of business and (ii) as would not reasonably be expected to be material to the Company, its Subsidiaries, or the Associated Practices, taken as a whole;

(o)            reduce any material insurance at less than commercially reasonable levels or otherwise in a manner inconsistent with the ordinary course of business;

(p)            admit any new Facility Partner to, or permit the withdrawal of any Facility Partner from, any Facility Joint Venture, other than in the ordinary course of business in accordance with the terms of the applicable Facility JV Agreement as in effect on the date hereof;

(q)            (i) close, relocate or materially reduce or discontinue the services or operating capacity of any Facility, or (ii) surrender, relinquish, terminate, allow to lapse or fail to renew or revalidate, or fail to comply in all material respects with, any Permit, certificate of need, determination of need, provider or supplier number, Federal Healthcare Program enrollment or Payor enrollment or participation agreement that is material to any Facility, except, in each case, as would not be material to the Company or its Subsidiaries, taken as a whole;

(r)            without first consulting Parent and considering Parent’s views in the Company’s sole discretion, (i) enter into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, monitoring agreement, consent decree or similar undertaking with any Governmental Authority; or (ii) make any voluntary self-disclosure to the OIG, the U.S. Department of Justice, the Centers for Medicare & Medicaid Services or any Medicare administrative contractor or other Payor under any self-disclosure protocol, or refund or repay any overpayment in excess of $100,000;

(s)            effectuate or announce any plant closing, employee layoff, furlough, or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in material liability of the Company or any Subsidiary under the WARN Act;

(t)            (i) enter into any collective bargaining agreement or agreement or arrangement to form a works council or similar Contract with any labor union or other labor organization or works council; or (ii) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company or any Subsidiary;

(u)            enter into any new line of business;

(v)            engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404;

(w)            adopt or implement any stockholder rights plan or similar arrangement applicable to the Merger;

(x)            without first consulting with Parent and considering Parent’s views in good faith (provided that, for the avoidance of doubt, Parent’s prior written consent shall not be required), (i) enter into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, monitoring agreement, consent decree or similar undertaking with any Governmental Authority arising under any Healthcare Law, (ii) make any submission under the CMS Voluntary Self-Referral Disclosure Protocol, the OIG Health Care Fraud Self-Disclosure Protocol, the DOJ’s Corporate Enforcement and Voluntary Self-Disclosure Policy (or any similar formal or informal program), or any similar state disclosure program, other than any submission required by applicable Law (in which case the Company shall provide Parent with reasonable advance notice and an opportunity to comment), or (iii) compromise or settle any Action, investigation or claim by any Governmental Authority or relator arising under any Healthcare Law, notwithstanding Section 6.01(k); or

(y)            agree, authorize or commit to do any of the foregoing.

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or any of its Subsidiaries is expressly permitted by one sentence or subsection of this Section 6.01, the taking or refraining from being taken of such action by the Company or any of its Subsidiaries shall be deemed not to be in violation of any other sentence or subsection of this Section 6.01.

Further, the Buyer Parties and the Company acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 10.01, the Company shall, to the extent permitted by applicable Law and subject to preserving attorney-client privilege, promptly (and in any event within five (5) Business Days) notify Parent in writing upon the Company or any of its Subsidiaries or, to the knowledge of the Company, any Associated Practice (a) receiving any civil investigative demand, subpoena or similar written demand from any Governmental Authority relating to any Healthcare Law, or becoming aware of any qui tam or False Claims Act Action (including any such Action filed under seal), (b) becoming the subject of any audit, investigation or inquiry by any Governmental Authority under any Healthcare Law, other than routine surveys and audits in the ordinary course of business, (c) making or determining to make any submission under any self-disclosure protocol described in Section 4.27(h), (d) receiving written notice of any actual or threatened exclusion, suspension or debarment of the Company, any of its Subsidiaries, or any Associated Practice from any Federal Healthcare Program, or (e) receiving written notice of any actual or threatened termination, suspension, revocation, non-renewal or material adverse modification of any state facility license, Medicare certification, provider agreement, provider or supplier number or accreditation of any Material Facility, in each case, together with copies of any material written correspondence relating thereto.

Section 6.02.      Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of seeking the Company Stockholder Approval. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (a) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement that is required by applicable law is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (b) as otherwise required by applicable Law, (c) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (d) if additional time is reasonably required to solicit proxies in favor of adoption of this Agreement or to otherwise obtain the Company Stockholder Approval (it being understood that the Company may not adjourn or postpone the Company Stockholder Meeting more than two (2) times, in the aggregate, pursuant to clauses (c) or (d) without Parent’s prior written consent). Subject to Section 6.03, the Company Board shall (i) recommend approval and adoption of this Agreement, the Merger and the Transactions by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Within five (5) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two (2) weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the 1934 Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. Unless there has been an Adverse Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

Section 6.03.      Acquisition Proposals.

(a)            The Company shall, shall cause its directors, officers and employees to, and shall instruct its other Representatives to (and shall not knowingly permit any of them to), terminate all discussions and negotiations with any Person with respect to any Acquisition Proposal as of the date of this Agreement, promptly request the return or destruction of all non-public information concerning the Company and its Subsidiaries that has been furnished to any Person that has executed a confidentiality agreement in connection with an Acquisition Proposal, and promptly terminate all physical and electronic dataroom access granted to any such Person and its Representatives. Subject to Section 6.03(b) during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of (x) the termination of this Agreement or (y) the Effective Time, the Company shall not, shall cause its directors, officers and employees not to, and shall instruct its other Representatives not to (and shall not knowingly permit any of them to): (i) initiate, solicit, propose, induce or knowingly encourage, facilitate or assist the submission of any proposal or inquiry that is, or is reasonably expected to lead to, an Acquisition Proposal, (ii) engage in discussions or negotiations with respect to any Acquisition Proposal, (iii) provide any non-public information or access to any personnel of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Subsidiary, or any designees of Parent or Merger Subsidiary) in connection with any Acquisition Proposal or any proposal or inquiry that is reasonably expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any agreement (including any letter of intent, memorandum of understanding, definitive agreement or other Contract, other than a confidentiality agreement in accordance with Section 6.03(b)) with respect to an Acquisition Proposal or any inquiry or proposal that is reasonably expected to lead to an Acquisition Proposal. The Company and its Representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) inform a Person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal, of the provisions of this Section 6.03.

(b)            Notwithstanding anything to the contrary contained in this Agreement, if at any time following the execution and delivery of this Agreement and prior to the time at which the Company Stockholder Approval is obtained, (i) if the Company or its Representatives has received an Acquisition Proposal following the date of this Agreement that has not resulted from a breach of this Section 6.03 and (ii) the Company Board or a committee thereof determines in good faith, after consulting with a financial advisor of nationally recognized standing and its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, and failing to do so would be inconsistent with its fiduciary duties, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that, (i) the Company shall not, shall cause its directors, officers and employees not to, and shall instruct its other Representatives not to, disclose any non-public information to such Person unless the Company has entered into, or first enters into, a confidentiality agreement with such Person with terms governing confidentiality that, taken as a whole, are not materially less restrictive to the other Person than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement may contain a less restrictive or no standstill restriction, and (ii) the Company shall provide or make available to Parent promptly (and in any event within 24 hours) any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and Merger Subsidiary.

(c)            From and after the date of this Agreement, and prior to the date of the Company Stockholder Meeting, the Company shall, within 24 hours, notify Parent in writing of the receipt by the Company of any Acquisition Proposal or any request for information, any request to initiate or continue discussions, or any other inquiry or proposal that is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent in writing, within such 24-hour period, (i) the material terms and conditions of any such request, inquiry, proposal or Acquisition Proposal, and, except to the extent that doing so would violate a confidentiality agreement existing as of the date of this Agreement, the identity of the Person making such request, inquiry, proposal or Acquisition Proposal, and (ii) copies of all relevant documents and communications received by the Company or any Representative of the Company setting forth the material terms and conditions of such Acquisition Proposal or request, inquiry or proposal. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis and in any event within 24 hours, of any modification to the terms of any such request, inquiry, proposal or Acquisition Proposal and any changes or developments in the status of any discussions or negotiations regarding such request, inquiry, proposal or Acquisition Proposal.

(d)            The Company Board and each committee thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 6.03(b) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make an Adverse Recommendation Change; provided that, for the avoidance of doubt, (x) any determination or action by the Company Board to the extent permitted by Section 6.03(b) or Section 6.03(e) shall not be, and shall not be deemed to be, a breach or violation of this Section 6.03(d), or, in the case of Section 6.03(e), unless an Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 10.01 and (y) none of (1) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, or (2) the delivery by the Company to Parent, Merger Subsidiary or their respective Representatives of any notices required by this Section 6.03, shall constitute an Adverse Recommendation Change.

(e)            Notwithstanding anything to the contrary contained in this Agreement:

(i)            the Company may (1) terminate this Agreement to enter into an Alternative Acquisition Agreement or (2) make an Adverse Recommendation Change if (A) the Company receives an Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.03 and that the Company Board or a committee thereof determines in good faith, after consulting with a financial advisor of nationally recognized standing and its outside legal counsel, constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement or make an Adverse Recommendation Change and has, during the Notice Period, negotiated in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (C) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consulting with a financial advisor of nationally recognized standing and its outside legal counsel, taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Law; provided, that it is understood and agreed that the actions of the Company Board in making such determination, providing such notice and notice that are otherwise in compliance with the terms of this Section 6.03 shall not in itself constitute an Adverse Recommendation Change or a basis for Parent to terminate this Agreement;

(ii)            the Company Board or a committee thereof may make an Adverse Recommendation Change in the absence of an Acquisition Proposal in response to an Intervening Event if (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change and (B) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines, in good faith, after consulting with a financial advisor of nationally recognized standing and its outside legal counsel and after considering the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Law, and (C) the Company has, during the Notice Period, negotiated in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board or a committee thereof may determine that the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer reasonably be expected to be inconsistent with its fiduciary duties under Law; and

(iii)           nothing contained in this Agreement shall prohibit the Company Board or a committee thereof from (1) complying with its disclosure obligations under Law or applicable rules of Nasdaq, including taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, (2) making any “stop-look-and-listen” communication to stockholders of the Company (or any similar communication to the stockholders of the Company) or (3) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with Law or its fiduciary duties under Law; provided, in each case, that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action.

The provisions of this Section 6.03(e) apply to any material amendment to the terms of any applicable Superior Proposal with respect to Section 6.03(e)(i) and Section 6.03(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to clause (i) or (ii), as the case may be. Any breach of the terms of this Section 6.03 by a Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company. Upon becoming aware of any breach or threatened breach of this Section 6.03 by a Representative of the Company or any of its Subsidiaries, the Company shall use its reasonable best efforts to stop or prevent such breach.

Section 6.04.      Access to Information. From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time and subject to Law and the Confidentiality Agreement, the Company shall during normal business hours and upon reasonable prior written notice, and solely for purposes of furthering the Merger or integration planning relating thereto, (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, properties, books and records of such party and (b) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in such access; provided, however, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (B) any information that in the reasonable opinion of the Company would violate any Law, (C) such documents or information that are reasonably pertinent to any litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, (D) any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the Transactions or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (E) any information related to an Adverse Recommendation Change or the actions of the Company Board (or any committee thereof) with respect thereto (except, in the case of clauses (D) and (E), as expressly required by Section 6.03), (ii) any such investigation shall be conducted under supervision of appropriate personnel of the Company and in such a manner as not to interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access and (iii) any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling or analysis. For the avoidance of doubt, nothing in this Section 6.04 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. The Company may, as it deems advisable and necessary, reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under Law. Prior to any entry upon or physical inspection of any properties of the Company pursuant to this Section 6.04, Parent shall execute and deliver to the Company an access and indemnity agreement in a commercially reasonable form to be provided by the Company and shall provide evidence of liability insurance coverage to the Company.

Section 6.05.      Cooperation with Debt Financing.

(a)            Prior to the Effective Time, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to do the following:

(i)            providing Parent with such reasonable and customary cooperation as may be reasonably requested by Parent to assist Parent and Merger Subsidiary in arranging the Debt Financing;

(ii)            upon reasonable prior written notice, participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, in each case to be held at times mutually agreed by the Parties and which participation may be by videoconference;

(iii)          providing reasonable assistance to Parent and the Debt Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case, based on financial information and data derived from the historical books and records of the Company and its Subsidiaries; provided, however, that neither the Company nor its Subsidiaries will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financial statements relating to (x) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (y) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (z) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company and its Subsidiaries;

(iv)          assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other Definitive Debt Financing Agreements and certificates as may be reasonably requested by Parent or the Debt Financing Sources (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, in each case, as may be reasonably requested by Parent or the Debt Financing Sources, it being understood that such documents and security interests will not take effect until the Effective Time;

(v)           furnishing Parent and the Debt Financing Sources, as promptly as practicable, with (A) to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, and (B) (1) audited consolidated balance sheets and related statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2025 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date, and (2) in respect of any subsequent fiscal quarter (other than the fourth fiscal quarter of the Company) ended at least 45 days prior to the Closing Date, unaudited condensed consolidated balance sheets and related condensed statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis for such fiscal quarter, in each case prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements);

(vi)          cooperating with Parent to obtain customary and reasonable corporate and facilities ratings;

(vii)         reasonably facilitating obtaining and delivering the Payoff Letter and any other cooperation in connection with the repayment or other retirement of existing indebtedness required to be repaid at the Closing and the release and termination of any and all related liens on or prior to the Closing Date;

(viii)        providing customary authorization letters, confirmations and undertakings to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the information pertaining to the Company and its Subsidiaries and based on financial information and data derived from the historical books and records of the Company and its Subsidiaries contained in the disclosure and marketing materials related to the Debt Financing is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities; provided, however, that all such materials have been previously identified to, and provided to, the Company;

(ix)           facilitating and assisting in the preparation, execution by officers who will remain in office after the Closing and delivery of one or more credit agreements, guarantees, certificates and other Definitive Debt Financing Agreements as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(x)            ensuring that the Debt Financing benefits from existing lending relationships of the Company and its Subsidiaries to the extent reasonably requested by Parent;

(xi)          taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(xii)          promptly furnishing (but in no event later than three (3) Business Days prior to the Closing Date) Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least seven (7) Business Days prior to the Closing Date; and

(xiii)         cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective Representatives.

(b)            Nothing in this Section 6.05 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) take any action that will conflict with or violate its organizational documents or any Law; (vi) disclose any information to the extent that (A) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party or (B) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; or (vii) provide any financial (or other) information that is not produced in the ordinary course of business or cannot be produced or provided without unreasonable cost or expense. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.05 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.05 that could reasonably be expected to result in personal liability to such officer or Representative; or (2)  the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date.

(c)            The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d)            All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e)            Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 6.05, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries, or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Debt Financing.

(f)            The Company, any of its Subsidiaries and their Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.05 or the provision of information utilized in connection therewith, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries, or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Debt Financing.

(g)            The parties hereto acknowledge and agree that (i) the provisions of this Section 6.05 shall not create any independent conditions to Closing and (ii) the obligations of Parent and Merger Subsidiary to consummate the Transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement (including the Debt Financing or Permanent Financing), Parent or any of its Affiliates obtaining any financing (including the Debt Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Debt Financing or Permanent Financing). Notwithstanding anything to the contrary contained in this Agreement, (x) this Section 6.05 sets forth the Company’s sole obligation with respect to the Debt Financing and (y) the condition precedent set forth in Section 9.02(a)(i) as applied to the Company’s obligations under this Section 6.05 shall be deemed satisfied unless (I) the Debt Financing has not been obtained as a result of the Company’s Willful Breach of its obligations under this Section 6.05 to the extent such Willful Breach is the proximate cause of the unavailability of the Debt Financing, (II) Parent notified the Company in writing and in reasonable detail of such Willful Breach and (III) the Company was given ten (10) Business Days after receiving such written notice to cure such Willful Breach.

Section 6.06.      Repaid Indebtedness.

(a)            As promptly as practicable after receipt of a written notice from Parent that Parent will, on behalf of the Company and its Subsidiaries, repay or cause to be repaid at the Closing any indebtedness under the Company Credit Agreement (such indebtedness, the “Repaid Credit Agreement Debt”), the Company shall deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Effective Time, and cooperate in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), an executed payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation, shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Closing Date, be released and terminated. It is hereby agreed that to the extent a Credit Agreement Change of Control Waiver is obtained, no Payoff Letter in respect of the Company Credit Agreement shall be required.

(b)            As promptly as practicable after receipt of a written notice from Parent that Parent will, on behalf of the Company and its Subsidiaries, redeem the Company Notes (such redeemed amount, the “Repaid Notes Debt” and together with the Repaid Credit Agreement Debt, the “Repaid Indebtedness”), the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, as applicable, (i) issue and deliver to the trustee under the Company Indenture, at such time prior to the Closing Date as Parent may reasonably request, one or more notices of redemption with respect to all or a portion of the outstanding aggregate principal amount of the Company Notes identified by Parent, pursuant to the redemption provisions of the Company Indenture and the Company Notes, which notice or notices shall (A) specify a redemption date that is on or after the Closing Date and (B) be expressly conditioned upon the occurrence of the Closing and such other conditions precedent as Parent may reasonably request (and which notice or notices may be rescinded, or the redemption date thereunder delayed, in accordance with the Company Indenture in the event any such condition is not satisfied) and (ii) provide all assistance reasonably requested by Parent to facilitate the redemption of the Company Notes, the satisfaction and discharge of the Company Indenture with respect to the Company Notes or the provision by Parent or any of its Subsidiaries of a guarantee of the Company Notes effective as of or after the Effective Time, and take any other actions reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Company, any of its Subsidiaries or their Representatives (as applicable) of customary officer’s certificates, supplemental indentures and legal opinions to the trustee under the Company Indenture, to the extent required thereby. The Company (or the applicable Subsidiary of the Company) shall provide Parent a reasonable opportunity to review a copy of any such notice, certificate, supplemental indenture or other document prior to delivering or entering into the same and shall reflect any changes thereto that Parent reasonably requests. Notwithstanding anything herein to the contrary, in no event shall this Section 6.06(b) require the Company or any of its Subsidiaries to (x) cause any such redemption or satisfaction and discharge to be effective, or pay or deposit any amounts in respect thereof, unless and until the Effective Time has occurred and Parent has provided, or caused to be provided, to the Company or the trustee under the Company Indenture funds (or Parent has directed the Company or any of its Subsidiaries to use funds on their balance sheet) sufficient to pay the applicable redemption price of (including any premium or make-whole amount payable with respect to), and accrued and unpaid interest on, the Company Notes to be redeemed and all related fees and expenses or (y) deliver any notice of redemption prior to the Effective Time that is not expressly conditioned upon the occurrence of the Closing. It is hereby agreed that to the extent an Indenture Change of Control Waiver is obtained, no redemption in respect of the Company Notes shall be required.

(c)            As promptly as practicable after receipt of written request by Parent to do so and solely at such request by Parent, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate to allow Parent or one of its Subsidiaries to (i) commence and conduct offers to purchase, including “Change of Control Offers” (as defined in the Company Indenture) or any other tender offer, or any exchange offer, in each case, in respect of the Company Notes, to conduct one or more consent solicitations in respect of the Indenture Change of Control Waiver (and, for the avoidance of doubt, in respect of any other provisions of the Company Indenture as determined by Parent), and to otherwise facilitate the rolling of all or a portion of the outstanding aggregate principal amount of any Company Notes into Parent’s capital structure and (ii) solicit the Credit Agreement Change of Control Waiver on such terms and conditions that are reasonably proposed by Parent, and to otherwise facilitate the rolling of all or a portion of the outstanding aggregate principal amount of any debt under the Company Credit Agreement into Parent’s capital structure (each such offer, solicitation, or roll set forth in clauses (i) and (ii), a “Debt Offer” and collectively, the “Debt Offers”), in each case, in Parent’s discretion and on such terms, conditions and timing determined by Parent, acting reasonably and in consultation with the Company. If Parent elects to conduct a Debt Offer, the Company and its Subsidiaries shall provide all assistance in connection with any such Debt Offer reasonably requested by Parent, including by using reasonable best efforts to, without limitation; provided, that, for the avoidance of doubt, the provisions of this Section 6.06(c) shall not be construed as having any bearing on Parent’s or Merger Subsidiary’s obligations to consummate the Closing pursuant to Section 2.01(b) of this Agreement and as otherwise contemplated by this Agreement, and parties’ obligations to consummate the Closing are not in any way contingent upon or otherwise subject to the commencement or consummation of any Debt Offer:

(i)            cause its officers, employees and Representatives to reasonably cooperate with Parent in good faith to permit any such Debt Offer to be effected on such terms, conditions and timing as reasonably requested by Parent, including, if so reasonably requested by Parent, causing any such Debt Offer to be consummated substantially concurrently with (but no earlier than) the Closing; and

(ii)            subject to the receipt of any requisite consents as part of any Debt Offer including a consent solicitation, promptly execute one or more supplemental indentures to the Company Indenture amending the terms and provisions of the Company Indenture as described in the applicable Debt Offer, execute one or more officer’s certificates as required under the Company Indenture or enter into guarantee documents, as reasonably requested by Parent, which officer certificates, supplemental indentures and guarantee documents shall become effective upon the execution thereof and operative no earlier than the Closing Date or the acceptance for purchase of the Company Notes by Parent (or other Person on behalf of Parent), and will cause the trustee under the Company Indenture to enter into such supplemental indentures.

As promptly as practicable after receipt of written request by Parent to do so and solely at such request by Parent, the Company shall pay, or cause one of its Subsidiaries to pay, all consent fees or other consideration, fees and premiums in connection with any such Debt Offer. If this Agreement is terminated pursuant to Section 10.01, promptly upon request of the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including the payment of all consent fees or other consideration, fees and premiums) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 6.06(c).

Article 7
Covenants of Parent and Merger Subsidiary

Section 7.01.      Obligations of Merger Subsidiary. Parent (including in its capacity as the sole stockholder of Merger Subsidiary) shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.      Parent Owned Shares. Parent shall vote or cause to be voted all shares of Common Stock beneficially owned by it or any of its Affiliates in favor of approval of this Agreement at the Company Stockholder Meeting.

Section 7.03.      Indemnification and Insurance. Parent shall cause the Surviving Corporation, and each of Parent and the Surviving Corporation hereby agrees, to do the following:

(a)            All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, rights under employment or indemnification agreements and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, manager, officer, member, trustee, employee or agent (including as a fiduciary with respect to an employee benefit plan) or Affiliate of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in any indemnification agreement, employment agreement or other agreement containing any indemnification provisions shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person. For six (6) years after the Effective Time, the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries shall contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as such provisions set forth in the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company and the organizational documents of any Subsidiary of the Company, as applicable, as of the date of this Agreement.

(b)            For six (6) years after the Effective Time (and thereafter for the duration of any matter noticed prior to such time through the final resolution thereof and the payment of all amounts associated therewith), Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law and any other Law in the event of any Action, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), manager, officer, member, trustee, employee, fiduciary, agent or Affiliate of the Company, any of its Subsidiaries or any of their respective predecessors, or of another entity if such service was at the request of the Company or any of its Subsidiaries, or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Action to each Indemnified Person to the fullest extent permitted by Law upon receipt of any undertaking required by Law), judgments, fines and amounts paid in settlement of or in connection with any such Action. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action, such settlement, compromise or consent relates only to monetary damages for which the Surviving Corporation is entirely responsible, or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c)            Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for (i) the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the Transactions) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto. In satisfying this Section 7.03(c), the Company or the Surviving Corporation, as applicable, shall not pay annual premiums for such “tail” insurance policy in excess of 350% of the amount paid by the Company for such coverage for its last full fiscal year (such 350% amount, the “Maximum Annual Premium”). If the annual premium for either such “tail” insurance policy exceeds the Maximum Annual Premium, then the Company or the Surviving Corporation, as applicable, shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s carrier on the date hereof.

(d)            If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.03 (including this Section 7.03(d)).

(e)            The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the governing and organizational documents of the Company or any of its Subsidiaries, under Delaware Law or any other Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f)            Parent shall pay all reasonable expenses, including reasonable attorneys’ fees and expenses, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.03.

Section 7.04.      Employee Matters.

(a)            With respect to each employee of the Company or its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time (“Company Employees”), for a period of not less than twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), Parent shall, or shall cause the Surviving Corporation and its applicable Affiliates to, provide (i) base salary or wage level and annual cash bonus opportunities to each such Company Employee that, in each case, is no less favorable than the base salary or wage level and annual cash bonus opportunities provided to such Company Employee immediately prior to the Effective Time, (ii) severance payments and benefits that are no less favorable than the severance payments and benefits provided by the Company or one of its Subsidiaries to the Company Employee as of immediately prior to the Effective Time, and (iii) equity-based awards (or cash awards in lieu thereof) with a target grant date value that is no less than the target grant date value of the annual long-term incentive awards granted to such Company Employee by the Company in the calendar year in which the Closing occurs (or, if no such award was granted in such year, in the calendar year immediately preceding the year in which the Closing occurs) and (iv) other employee benefits (excluding defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity or equity-based benefits) that are substantially comparable in the aggregate to such employee benefits (excluding defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity or equity-based benefits) provided to such Company Employee immediately prior to the Effective Time; provided, however, that in all events the compensation, employee benefits and other terms and conditions of employment provided by Parent or the Surviving Corporation shall be no less than those required under Law.

(b)            With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates, including any vacation, paid time-off and severance plans (the “Parent Plans”), for purposes of determining eligibility to participate, level of or entitlement to benefits, vesting and benefit accruals, each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with such predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Benefit Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates, as applicable; provided, however, that (i) such service need not be recognized to the extent that such recognition would result in any duplication of benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Company Benefit Plan and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based, defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. Parent shall waive (or, with respect to any insured Parent Plan, use commercially reasonable efforts to waive), or cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements, waiting periods, evidence of insurability or similar limitations, under any Parent Plans in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time. Parent shall use commercially reasonable efforts to recognize or credit, or to cause the Surviving Corporation or any of its Affiliates to recognize or credit, any deductible, co-insurance, maximum out of pocket expenses or other payments incurred by each Company Employee (and his or her eligible dependents) under any applicable Company Benefit Plan for purposes of satisfying such year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans, including the Parent Plans and Company Benefit Plans, in which such Company Employee will be eligible to participate from and after the Effective Time.

(c)            If the Company has not paid annual bonuses in respect of calendar year 2026 (“2026 Annual Bonuses”) prior to the Effective Time, then, no later than the Closing Date, the Company shall pay, or shall cause to be paid, to each Company Employee who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who participates in a Company Benefit Plan that provides the opportunity to earn an annual bonus or other incentive payment in respect of calendar year 2026, such Company Employee’s 2026 Annual Bonus in an amount to be determined prior to the Effective Time by the Company, following reasonable and good faith consultation with Parent, based on actual performance of the objective financial performance metrics and related goals established by the Compensation Committee prior to the date of this Agreement (as in effect on such date), measured through the earlier of the Closing Date and December 31, 2026, without the use of discretion by the Compensation Committee to adjust performance achievement or the amount payable; provided that each Company Employee’s 2026 Annual Bonus shall be prorated on the basis of service from the start of the fiscal year through the Closing Date if the Closing Date is prior to December 31, 2026; provided, further, that any individual performance goal shall be disregarded for the purposes of calculating the 2026 Annual Bonuses such that the 2026 Annual Bonuses are determined solely on the basis of such objective financial performance metrics.

(d)            The parties hereto acknowledge and agree that all provisions contained in this Section 7.04 with respect to Company Employees are included for the sole benefit of the respective parties and shall not create any right (i) in any other Person, including any employee, officer, independent contractor, former employee or any participant or any beneficiary thereof in any Company Benefit Plan or Parent Plan, or (ii) to continued employment with the Company, Parent, the Surviving Corporation, or any of their Subsidiaries. After the Effective Time, nothing contained in this Section 7.04 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Parent or the Surviving Corporation nor shall it interfere with Parent’s, or any of its Subsidiaries’, right to amend, modify or terminate any Company Benefit Plan or to terminate the employment of any employee of Parent or its Subsidiaries for any reason.

(e)            Within approximately 30 days following the date of this Agreement, the Company shall use commercially reasonable efforts deliver to Parent a complete and correct list of all employees of the Company with an base annual salary in excess of $150,000, indicating each employee’s: (i) name or identification number; (ii) title or position; (iii) full time, part time or temporary status; (iv) hire date; (v) service date used for crediting length of service for purposes of the Company Benefit Plans; (vi) work location; (vii) classification as exempt or non-exempt; (viii) hourly rate of pay or base annual salary; (ix) commission, incentive or discretionary bonus amounts for the prior fiscal year and the current year’s target opportunities; and (x) status if on leave and when eligible to return to work under the Company’s policies, specifying the type of leave (such as, family and medical leave, medical leave, military leave or short-term disability or pregnancy leave, approved or unapproved) and the anticipated return date from such leave. Within approximately 30 days following the date of this Agreement, the Company shall deliver to Parent a complete and correct list of all consultants and independent contractors who provide services to the Company with annual service fees in excess of $150,000, including each individual’s (A) name and job title, (B) work location, (C) current compensation and (D) start date.

Section 7.05.      Debt Financing.

(a)            Subject to the terms and conditions of this Agreement, Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing below the amount necessary to, along with Parent’s cash on hand, repay, redeem, discharge or otherwise satisfy in full any Repaid Indebtedness and the fees and expenses required to be paid in connection with the Debt Financing (such amounts, collectively, the “Financing Amounts”); (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur in any respect (the effects described in clauses (i) and (ii), collectively, the “Prohibited Modifications”), or (iii) terminate or cause the termination of the Debt Commitment Letter, other than replacements or reductions of the Debt Commitment Letter with the incurrence of any other long-term debt financing by the Company in lieu of the Debt Financing (such financing, the “Permanent Financing”) or Alternative Financing issued or incurred in lieu of all or a portion of any facility contemplated by the Debt Commitment Letter, so long as such Permanent Financing does not include any Prohibited Modifications. Any reference in this Agreement to (1) the “Debt Financing” will include the financing contemplated by the Debt Commitment Letter as amended or modified in compliance with this Section 7.05; and (2) the “Debt Commitment Letter” will include such document as amended or modified in compliance with this Section 7.05; provided that Merger Subsidiary may amend or otherwise modify the Debt Commitment Letter without the consent of the Company to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof.

(b)            Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy (or obtain a waiver of) on a timely basis all conditions to funding that are applicable to Merger Subsidiary in the Debt Commitment Letter; (iii) consummate the Debt Financing in an amount, along with Parent’s cash on hand, sufficient to fund the Financing Amounts at or prior to the Closing; (iv) comply with its obligations pursuant to the Debt Commitment Letter; and (v) enter into and deliver definitive agreements with respect to the Debt Financing in an amount, along with Parent’s cash on hand, sufficient to fund the Financing Amounts on the conditions contemplated by the Debt Commitment Letter or on such other terms (including under a Permanent Financing) and without any Prohibited Modification (the “Definitive Debt Financing Agreements”).

(c)            In the event of any event or circumstance that makes all or any portion of the Debt Financing necessary to fund the Financing Amounts (taking into account Parent’s cash on hand) unavailable on the conditions in the Debt Commitment Letter (any such event or circumstance, a “Financing Failure Event”), and upon Parent (i) obtaining any commitment for any Alternative Financing, Permanent Financing or other financing or (ii) any amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter, the debt financing commitments contemplated therein or any other financing, in each case, as permitted by this Section 7.05, Section 5.12, Section 6.05, Section 10.02, Section 11.03, Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.13 and Section 11.18 shall be applicable to the Alternative Financing, Permanent Financing or other financing, as applicable, and, for the purposes of this Section 7.05, Section 5.12, Section 6.05, Section 10.02, Section 11.03, Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.13 and Section 11.18, all references to the “Debt Financing” shall be deemed to include such Alternative Financing, Permanent Financing or other financing, as applicable, and all references to the “Debt Financing Sources,” “Definitive Debt Financing Agreements” and “Debt Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, Permanent Financing or other financing, as applicable, such amended, restated, supplemented, replaced, modified or waived Debt Commitment Letter or such other debt financing and, in each case, the commitments thereunder, the agreements with respect thereto and the financial institutions participating therein for all purposes of this Agreement and each such term shall be construed accordingly. In the event Parent has obtained substitute financing, the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, for the purposes of Section 5.12 and Section 6.05, all references to the Debt Financing shall be deemed to include such substitute financing.

Article 8
Covenants of Parent, Merger Subsidiary and the Company

Section 8.01.      Efforts.

(a)            Subject to the terms and conditions of this Agreement, the Company and the Buyer Parties shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Merger and the other Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date of this Agreement with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the Transactions, (iii) defending or contesting any Action, suit or proceeding challenging this Agreement or the Transactions and (iv) executing and delivering any additional instruments necessary to consummate the Transactions.

(b)            In furtherance and not in limitation of the foregoing, each of the Buyer Parties and the Company shall, as necessary, (i)(x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within twenty (20) Business Days after the date of this Agreement) and (y) as soon as practicable after the date of this Agreement file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority (including in draft form where applicable) pursuant to any other applicable Antitrust Laws, with Guarantor and Parent having primary responsibility for the making of such filings and (ii) cooperate with each other in connection with any such filing (including, to the extent permitted by Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the Transactions. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act; provided that Guarantor shall have the right to control and (having taken into consideration in good faith all comments, proposals and suggestions made by the Company) direct the process, strategy and determinations with respect to any Antitrust Law and Healthcare Laws in connection with the Merger, including in dealing with any Governmental Authority with respect thereto. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.01 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section in a manner so as to preserve any applicable privilege. All filing fees, expenses and costs payable in connection with the notifications, filings, registrations and other materials and actions contemplated by this Section 8.01(b) shall be paid entirely by Parent.

(c)            Parent shall (and shall cause its Affiliates to) take any and all action necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law that is asserted by any Governmental Authority or any other party so as to enable the parties to this Agreement to effectuate the Closing as promptly as possible following the date of this Agreement, and in any event prior to the End Date, including but not limited to: (i) opposing, and causing its Affiliates to oppose, through and including Action on the merits (and all appeals with respect thereto), any Action asserted in court or other forum by any Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the End Date, (ii) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates, (iii) submitting to any behavioral or other conduct restraint, with respect to Parent or the Company, including any prior approval or prior notice provision, (iv) terminating existing relationships, contractual rights or obligations of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates, (v) terminating any venture or other arrangement, (vi) creating any relationship, contractual rights or obligations of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates or (vii) effectuating any other change or restructuring of the Company or any of its Subsidiaries or Parent or Parent’s Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission, any other competition authority of any jurisdiction or any other Governmental Authority (collectively, “Regulatory Authority”) in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger) (each of the foregoing clauses (ii) through (vii) in this Section 8.01(c), a “Divestiture Action”), to ensure (x) that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law, rule, regulation or other Action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger and (y) that no Regulatory Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger (including allowing for the termination of, or affirmatively terminating, any applicable waiting period), fails to do so by the End Date; provided, however, that Parent and its Affiliates shall not be required to agree, commit or propose to take, or to effect, any Divestiture Action or other action (A) that would, individually or in the aggregate, reasonably be expected to have more than an immaterial impact on the assets, businesses, properties or operations of Guarantor, Parent or their Affiliates (other than the Company and its Subsidiaries, at or after the Effective Time) or (B) that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole, after giving effect to the Merger, including the synergies and other benefits expected to be realized from the Merger (any such action described in the foregoing clauses (A) and (B), a “Detriment”). In the event that any Action is threatened or instituted challenging the Merger as violative of the HSR Act, Parent shall take all action necessary, including but not limited to litigation on the merits and/or any Divestiture Action, to resist, avoid or resolve such Action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. None of the Company or any of its Subsidiaries shall, without the prior written consent of Parent, agree, commit or propose to take, or effect, any Divestiture Action, and at Parent’s request the Company and its Subsidiaries shall agree, commit or propose to take, or effect, any Divestiture Action so long as such Divestiture Action is conditioned upon the Closing.

(d)            From the date of this Agreement through the sixtieth (60th) day hereafter, Parent shall not (and shall cause its Affiliates not to) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any competitor of the Company.

Section 8.02.      Proxy Statement, Schedule 13E-3.

(a)            As promptly as practicable after the execution of this Agreement (but in no event earlier than the date that is 45 days following the date of this Agreement, or the following Business Day if such 45th day does not fall on a Business Day), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC. The Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the Company Board Recommendation. The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC and Nasdaq.

(b)            As promptly as practicable after the execution of this Agreement (but in no event later than 30 days following the date of this Agreement), the Company and Parent shall jointly prepare and file with the SEC a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (the “Schedule 13E-3”). The Company, Parent and Merger Subsidiary shall jointly assist and cooperate in the preparation of the Schedule 13E-3 and the resolution of any comments thereto received from the SEC. The Company and the Parent Related Parties will use their respective best efforts to cause the Schedule 13E-3, as to themselves and their Affiliates, to comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC and Nasdaq. The information supplied by the Company, the Parent Related Parties and their respective Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 will not, at the time that the Schedule 13E-3 is filed with the SEC, the date of mailing to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Parent Related Parties or any of their Affiliates in writing expressly for inclusion or incorporation by reference in the Schedule 13E-3, and no covenant is made by the Parent Related Parties with respect to any information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Schedule 13E-3.

(c)            If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the stockholders of the Company (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement, the Schedule 13E-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Parent Related Parties or any of their Affiliates in writing expressly for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)            If Parent determines that any of the Parent Related Parties (or any of their respective Affiliates, if applicable) is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), the Parent Related Parties will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. The Parent Related Parties will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC and Nasdaq. Neither the Buyer Parties nor any of their respective Affiliates may file the Schedule 13E-3 or any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the stockholders of the Company (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Parent Related Parties with respect to any information supplied by the Company in writing expressly for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by the Parent Related Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(e)            Each of the Company, on the one hand, and the Parent Related Parties, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Parent Related Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, then the party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by Law or the SEC or its staff, disseminated to the stockholders of the Company.

(f)            The Company, on the one hand, and Parent, on the other hand, shall as promptly as practicable after receipt thereof, provide the other party and its counsel a copy of any written (or, if received orally, provide notice of receipt of) (i) request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) comments from the SEC or its staff on the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) a request by the SEC or its staff for additional information in connection therewith. The Company and Parent shall each use commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement or Schedule 13E-3. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(g)            Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be disseminated to the stockholders of the Company as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement and the Schedule 13E-3.

(h)            Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Subsidiary, shall adopt this Agreement by written consent and deliver a copy thereof to the Company.

Section 8.03.      Healthcare Regulatory Filings. As promptly as practicable after the execution of this Agreement (but in no event later than (A) fifteen (15) Business Days following the date hereof, with respect to the Material Healthcare Approvals in the jurisdictions set forth in Section 8.03 of the Company Disclosure Letter, and (B) the date required by the applicable Governmental Authority or agreed in writing by Parent and the Company, in the case of all other Material Healthcare Approvals, the Company will, and will cause its Subsidiaries over which it has control to, and will use its reasonable best efforts to cause any Subsidiary or Associated Practice over which it does not have control to, file or cause to be filed any and all notifications, applications, change of ownership or control filings, certificate of need or determination of need applications, licensure, accreditation, and other filings required under each Material Healthcare Approval required to be obtained or made prior to the Closing, and will cooperate with Parent in connection with any such filings required to be made by Parent. The Company will cooperate, and will cause its Subsidiaries over which it has control, and use its reasonable best efforts to cause any Subsidiary or Associated Practice over which it does not have control, to cooperate, with Parent in preparing the filings and notices required to obtain or make each Material Healthcare Approval required to be obtained or made after the Closing and each Post-Closing Healthcare Filing, including post-closing change of ownership or control (CHOW), Medicare and Medicaid enrollment (including CMS-855), DEA and other Permit change filings and notices, and accreditation filings and notices relating to Material Facilities, so that such filings and notices can be filed or made within the time periods required by applicable law or the applicable accrediting organization after Closing. From the date hereof through the earlier of the Effective Time and the termination of this Agreement, the Company will, and will cause its Subsidiaries over which it has control, and use its reasonable best efforts to cause any Subsidiary or Associated Practice over which it does not have control, to, as promptly as practicable after receipt thereof, (i) use commercially reasonable efforts to obtain, as promptly as practicable, each Material Healthcare Approval required to be obtained or made prior to the Closing in connection with the Merger, and reasonably assist and cooperate with Parent and Merger Subsidiary in obtaining any such consent required of Parent and Merger Subsidiary; (ii) furnish to Parent and Merger Subsidiary all information reasonably necessary in connection with the preparation, filing and prosecution of each such filing, and respond promptly to any request for additional information from any Governmental Authority; (iii) provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, made to or received from any Governmental Authority regarding any such filing or the Merger; (iv) subject to applicable law, permit Parent (or its counsel on an outside-counsel basis) a reasonable opportunity to review the Company’s proposed response to any Governmental Authority with respect thereto, incorporate Parent’s reasonable comments into such communication, and permit Parent to participate in any oral communications and meetings with any Governmental Authority with respect thereto; (v) keep Parent reasonably informed of the status of each such filing; and (vi) not enter into any agreement or understanding with any Governmental Authority with respect to any such filing or the Merger without the prior written consent of Parent. Notwithstanding anything to the contrary in this Agreement, the making of, receipt of approval or clearance of any Material Healthcare Approval shall not constitute an independent condition to Parent’s or Merger Subsidiary’s obligations to consummate the Closing as contemplated by this Agreement.

Section 8.04.      Public Announcements; Public Disclosures. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be a joint press release and shall be acceptable to Parent and the Company. Other than such initial press release, and subject to Section 6.03, and except if related to an Adverse Recommendation Change or after an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation; provided, that (a) the Company shall be permitted (without consulting with Parent) to make such statements and announcements to its employees as the Company shall deem to be reasonably necessary so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Parties) and (b) the requirements of this Section 8.04 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any Action between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.05.      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06.      Notices of Certain Events.

(a)            Each of the Company and Parent shall promptly notify the other of:

(i)            any material notice from any Governmental Authority in connection with the Transactions, and if in writing, furnish the other with copies, and if an oral communication, advise the other of the contents thereof;

(ii)            any material litigation commenced or, to its knowledge, threatened to be commenced against the Company or any of its Subsidiaries or Parent or any of its Affiliates, as the case may be, that relate to the consummation of the Transactions;

(iii)            the occurrence of (A) in the case of the Company, a Material Adverse Effect or (B) in the case of Parent, a Parent Material Adverse Effect.

(b)            Notwithstanding the foregoing in this Section 8.06, in no event shall any breach of any covenant set forth in this Section 8.06 constitute a Material Adverse Effect on the Company or a Parent Material Adverse Effect, as applicable, hereunder or constitute a covenant breach hereunder for purposes of the closing conditions set forth in Section 9.02(a)(i) or Section 9.03(a), as applicable; provided, however, that the underlying cause(s) of such breach may be taken into consideration for purposes of the closing conditions set forth in Section 9.02(a)(i) or Section 9.03(a), as applicable.

Section 8.07.      Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each director and officer with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08.      Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors or officers relating to the Transactions, including the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation and (ii) shall give Parent the opportunity to participate with (but not control) the Company regarding the defense or settlement of any such litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 8.08, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions and filings with respect to any such litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority except for the settlement or compromise consent set forth above.

Section 8.09.      Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Common Stock pursuant to the 1934 Act as promptly as practicable after such delisting.

Section 8.10.      State Takeover Laws. If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11.      No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Article 9
Conditions to the Merger

Section 9.01.      Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)            the Company Stockholder Approval shall have been obtained by the Company;

(b)            no temporary restraining order, preliminary injunction or permanent injunction or other judgment or order issued by any court of competent jurisdiction in the United States enjoining or otherwise prohibiting the consummation of the Merger will be in effect, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, shall be in effect and prohibits, makes illegal, or enjoins the consummation of the Merger (collectively, “Restraints”); and

(c)            any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

Section 9.02.      Conditions to the Obligations of Parent and Merger Subsidiary. The respective obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following further conditions:

(a)            (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true in all respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, (B) the representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.05 (other than clauses (a) and (c)), Section 4.22, Section 4.23 and Section 4.24 shall be true in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (C) the representations and warranties set forth in Section 4.05(a) and Section 4.05(c) shall be true in all respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for de minimis inaccuracies and (D) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (D) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate executed by an executive officer of the Company to the foregoing effect;

(b)            since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on the Company that is continuing; and

(c)            no approval set forth in Section 9.01(c) shall have been granted subject to the imposition of a Detriment.

Section 9.03.      Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following further conditions:

(a)            each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time (or any failure to perform shall have been cured);

(b)            (i) the representations and warranties of Parent contained in Section 5.02, Section 5.08 and Section 5.09 shall be true in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of Parent contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (ii) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)            the Company shall have received a certificate executed by an executive officer of Parent to the foregoing effect.

Section 9.04.      Frustration of Closing Conditions. None of Parent or Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 8.01.

Article 10
Termination

Section 10.01.      Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding prior receipt of the Company Stockholder Approval):

(a)            by mutual written agreement of the Company and Parent; or

(b)            by either the Company or Parent, if:

(i)            the Effective Time has not occurred on or prior to July 23, 2027 (as such date may be extended pursuant to the immediately following provisos, the “End Date”); provided, however, that (A) if on such date all of the conditions in Article 9 (other than Section 9.01(b) (but only to the extent such Restraints relate to any Antitrust Law) and Section 9.01(c)) shall have been satisfied or waived (or would be reasonably capable of being satisfied if the Closing had occurred on such date), then the End Date shall be automatically extended until October 23, 2027; and (B) if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Effective Time to occur by such date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii)            if any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement primarily results in such Restraint; or

(iii)            if at the Company Stockholder Meeting (including any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken, the Company Stockholder Approval shall not have been obtained; or

(c)            by Parent, if:

(i)            prior to obtaining the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.01 or Section 9.02 not to be satisfied, and such breach has not been cured within thirty (30) days following notice by Parent thereof or such breach is not reasonably capable of being cured by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent is then in breach of any representation, warranty, covenant or agreement, which breach results in the condition set forth in Section 9.03(a) or (b) not to be satisfied; or

(d)            by the Company, if:

(i)            at any time prior to the receipt of the Company Stockholder Approval, in order to accept a Superior Proposal, which did not result from a breach in any material respect of Section 6.03, in compliance with Section 6.03 and concurrently with such termination the Company pays the Company Termination Fee due in accordance with Section 11.04(b); or

(ii)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.01 or Section 9.03(a) or (b) not to be satisfied, and such breach has not been cured within thirty (30) days following notice by the Company thereof or such breach is not reasonably capable of being cured by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant or agreement, which breach results in the condition set forth in Section 9.02(a) or (b) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02.      Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, that (a) the provisions of the last sentence of Section 6.04, Section 6.05(e), Section 6.05(f), the last sentence of Section 8.01(b), this Section 10.02, and Article 11 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) subject to Section 11.04, neither the Company, nor Parent, or Merger Subsidiary shall be relieved or released from any liabilities or damages arising out of its Fraud or Willful Breach of any provision of this Agreement (it being acknowledged and agreed by the parties hereto that (i) any failure to close the Merger by Parent or Merger Subsidiary when such party was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a Willful Breach of this Agreement and (ii) any such damages shall not be limited to reimbursement of expenses, and if specific performance is not sought or granted as a remedy, may include damages based on the loss of the economic benefit of the Transactions that Company stockholders would be entitled to receive pursuant to the terms of this Agreement if the Merger were consummated in accordance with its terms). For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful Breach), provided that the foregoing shall not preclude any liability of the Debt Financing Sources to the Company and its Affiliates under any Definitive Debt Financing Agreements.

Article 11
Miscellaneous

Section 11.01.      Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be deemed given and effective (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand on a Business Day during regular business hours or (d) upon transmission, if sent via email, so long as such email communication is also sent via reputable nationwide overnight courier service, fees prepaid, one (1) Business Day after such email transmission, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Guarantor, Parent or Merger Subsidiary, to:

Bon Secours Mercy Health, Inc.
4600 McAuley Place, Suite 100
Blue Ash, Ohio 45242
Attention: Steven C. Hahn
Email: [***]

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Scott A. Barshay
Laura C. Turano
Email: sbarshay@paulweiss.com
lturano@paulweiss.com

if to the Company, to:

Surgery Partners, Inc.
340 Seven Springs Way, Suite 600
Brentwood, Tennessee 37027
Attention:	Jennifer Baldock
Email:	[***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Attention:	Joshua M. Zachariah
Blake Liggio
Jessica H. Park
Email:	JZachariah@goodwinlaw.com
BLiggio@goodwinlaw.com
JessicaPark@goodwinlaw.com

and

McDermott Will & Schulte LLP
333 Avenue of the Americas, Suite 4500
Miami, Florida 33131-4336
Attention:	Danielle Golino, Esq.
Adam Rogers, Esq.
Andrea Zazulia, Esq.
Email:	dgolino@mcdermottlaw.com
arogers@mcdermottlaw.com
azazulia@mcdermottlaw.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties to this Agreement.

Section 11.02.      Non-Survival. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, and no claims (whether sounding, in contract, in tort or otherwise) with respect to any of the foregoing (including with respect to any breach of any of the foregoing) may be made or asserted after the Effective Time; provided, that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance at or after the Closing or the Effective Time.

Section 11.03.      Amendments and Waivers.

(a)            Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is executed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Law requires further approval by the stockholders of the Company without such approval having been obtained. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 10.02, Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.13, Section 11.17, Section 11.18 and this Section 11.03 (and any provision and definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Debt Financing Sources set forth in Section 10.02, Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.13, Section 11.17, Section 11.18 or this Section 11.03) may not be amended, modified or altered without the prior written consent of the Debt Financing Sources.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.04.      Expenses.

(a)            General. Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)            Company Termination Fee.

(i)            If this Agreement is validly terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay, or cause one of its Subsidiaries to pay, the Company Termination Fee to Parent in immediately available funds within two (2) Business Days after such valid termination.

(ii)            If this Agreement is validly terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay, or cause one of its Subsidiaries to pay, the Company Termination Fee to Parent in immediately available funds substantially concurrently with such valid termination.

(iii)            If (A) after the date of this Agreement, an Acquisition Proposal shall have been publicly made to the Company or shall have been publicly made directly to the stockholders of the Company generally or publicly announced or disclosed (and, in any such case, such Acquisition Proposal has not been withdrawn), (B) thereafter, this Agreement is validly terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii) and (C) within twelve (12) months after such termination, any Acquisition Proposal is consummated or a definitive agreement providing for any Acquisition Proposal is executed, then the Company shall pay, or cause one of its Subsidiaries to pay, to Parent the Company Termination Fee by wire transfer within two (2) Business Days of the date of consummation of the definitive transaction underlying such Acquisition Proposal. For purposes of Section 11.04(b), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(c)            Each of the Company, Parent and Merger Subsidiary acknowledges that (i) the agreements contained in this Section 11.04 are an integral part of the Transactions, (ii) without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement and (iii) the Company Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 11.04, the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate plus five percent (5%) as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Law (collectively, the “Enforcement Expenses”).

(d)            Parent and Merger Subsidiary agree that, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company or one of its Subsidiaries pursuant to this Section 11.04 and such Company Termination Fee is paid in full, the Parent Related Parties shall be precluded from, and each hereby waives, any other remedy against the Company, at law or in equity or otherwise, except for the Enforcement Expenses, and none of Parent or Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company Related Parties in connection with this Agreement or the Transactions, except for the Enforcement Expenses, and that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 11.04 shall, except for the Enforcement Expenses, constitute the sole and exclusive remedy of the Parent Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount and the Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(e)            In no event shall the Company be required to pay (or cause one of its Subsidiaries to pay) the Company Termination Fee on more than one occasion.

Section 11.05.      Disclosure Letter References. The Company Disclosure Letter has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Article 1, Article 4, and Article 6 of this Agreement. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof would be reasonably apparent on its face. The Company Disclosure Letter is incorporated by reference into and made a part of this Agreement and is disclosed solely for the purposes of this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company, and no information set forth in the Company Disclosure Letter shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. Nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No disclosure in the Company Disclosure Letter shall be deemed to create any rights in any third party. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter is “facts ascertainable” as that term is used in Section 251(b) of Delaware Law, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein.

Section 11.06.      Binding Effect; Benefit; Assignment.

(a)            The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except for (or as provided in) (i) Article 2, Section 7.03, Section 10.02, Section 11.04, Section 11.14, Section 11.15, Section 11.16 and the last sentence of this Section 11.06(a), and (ii) for the right of the Company, as agent for and on behalf of its stockholders (who shall not be entitled to pursue such damages on their own behalf and who are third-party beneficiaries hereunder solely to the extent necessary for this clause (ii) to be enforceable), to pursue any damages arising out of Fraud or Willful Breach of this Agreement (including, if specific performance is not sought or granted as a remedy, damages based on loss of the economic benefit of the Transactions to the stockholders of the Company to which they would be entitled pursuant to the terms of this Agreement if the Merger were consummated in accordance with its terms), which right is hereby acknowledged and agreed by Parent and Merger Subsidiary, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (ii) of this Section 11.06 and the provisions of Section 10.02 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company arising out of Fraud or Willful Breach of this Agreement (including, if specific performance is not sought or granted as a remedy, the loss of the economic benefit of the Transactions to the stockholders of the Company to which they would be entitled pursuant to the terms of this Agreement if the Merger were consummated in accordance with its terms) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company; provided that, in such capacity as agent for the stockholders of the Company, the Company shall (x) be entitled to reimbursement from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as agent for the stockholders of the Company pursuant to clause (ii) of this Section 11.06 and (y) not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company. The provisions of Section 6.05(a), Section 10.02, Section 11.03, Section 11.07, Section 11.08, Section 11.09, Section 11.13, Section 11.18 and this Section 11.06 (and definitions used therein) will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources and their respective successors and assigns).

(b)            No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement without the Company’s prior written approval to any of their respective Affiliates; provided, further, that Parent and Merger Subsidiary will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that such assignment will not impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Common Stock and Company Awards pursuant to this Agreement, and no such assignment will relieve Parent or Merger Subsidiary of any of its obligations hereunder. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the law of any other jurisdiction.

Section 11.08.      Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, Action or other proceeding arising out of this Agreement, the Transaction Documents or the Transactions or the negotiation or performance of any of the foregoing. Each of Parent, Merger Subsidiary and the Company agrees to commence any Action, suit or proceeding relating hereto in the Court of Chancery of the State of Delaware, New Castle County or, if such suit, Action or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court in Wilmington, Delaware. Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the Transactions in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any litigation, suit, Action or proceeding against it arising out of or relating to this Agreement or the Transactions which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, Action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any litigation, suit, Action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto acknowledges and irrevocably agrees (i) that any Action, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Commitment Letter or the transactions hereunder and thereunder and performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court; (ii) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such Action in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in the Debt Commitment Letter will be effective service of process against it for any such Action brought in any such court; (iv) to waive and hereby waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court; and (v) that any such Action will be governed and construed in accordance with the laws of the State of New York (without giving effect to conflict of Laws provisions thereof).

Section 11.09.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING DEBT FINANCING SOURCES) AND/OR THE TRANSACTIONS THEREUNDER AND PERFORMANCE THEREBY.

Section 11.10.      Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof executed by all of the other parties hereto. Until and unless each party has received a counterpart hereof executed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format, scanned pages or DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11.      Entire Agreement. This Agreement (and the Annexes, Exhibits and Schedules hereto), including the Company Disclosure Letter, together with the other Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and remain in full force and effect.

Section 11.12.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.13.      Specific Performance.

(a)            The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Buyer Parties or the Company of any of their respective covenants or obligations set forth in this Agreement, the Buyer Parties or the Company, as applicable, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other parties (as applicable), and to specific performance by the other parties (as applicable) of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other parties (as applicable) under this Agreement, without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement. Guarantor hereby waives any defense to specific performance based on its non-profit status, fiduciary duties to its charitable beneficiaries, or claims that such relief would divert resources from its public health mission.

(b)            Subject to the limitations on remedies set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)            The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, hereby agree not to raise any objections (other than contesting the existence of a breach or threatened breach of this Agreement) to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations of this Section 11.13 to prevent or restrain breaches or threatened breaches of this Agreement by the Company, Parent or Merger Subsidiary, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company, Parent or Merger Subsidiary, as applicable, under this Agreement. The parties further agree that (i) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and (ii) nothing set forth in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 prior to or as a condition to exercising any termination right under Article 10, nor shall the commencement of any legal proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter (subject to the terms and conditions set forth herein and therein).

(d)            Notwithstanding the foregoing and subject to the rights of the parties to the Definitive Debt Financing Agreements under the terms thereof, none of the Company, its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Debt Financing Source.

Section 11.14.      Non-Recourse; Release.

(a)            Except for the liabilities and obligations of the parties to the Confidentiality Agreement and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties, all claims, obligations, liabilities or Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Actions, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or the Transactions or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Confidentiality Agreement and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties), and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, Actions and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, except as provided in the Confidentiality Agreement and the other Transaction Documents, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands or Actions that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b)            Effective upon the Closing, Parent and its Affiliates (including the Company and its Subsidiaries), in each case on behalf of itself and their respective successors and assigns (collectively, the “Parent Releasers”), hereby irrevocably waive, acquit, remise, discharge and forever release the respective directors, officers, direct and indirect equityholders and Affiliates of the Company and its Subsidiaries from any and all liabilities, claims, Actions and obligations to the extent related to the Transactions and arising at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, or otherwise at law or in equity, and each of the Parent Releasers hereby agrees that it shall not seek any remedy or relief of any kind in connection therewith or thereunder from the respective directors, officers, direct or indirect equityholders, Subsidiaries and Affiliates of the Company and its Subsidiaries. The Parent Releasers expressly acknowledge and agree that this release is intended to extinguish all types of claims to the extent such claims are related to the Transactions, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect such Parent Releaser’s decision to enter into this release. This is a full and final release, and each Parent Releaser expressly waives any right under California Civil Code section 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 11.15.      DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (A) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN Article 4 HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO Section 9.02(a)(III) ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND MERGER SUBSIDIARY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE, NEITHER THE COMPANY, THE SUBSIDIARIES NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article 4 HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO Section 9.02(a)(III), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND MERGER SUBSIDIARY REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES, THEIR RESPECTIVE AFFILIATES AND THE PARENT RELATED PARTIES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THE TRANSACTIONS, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN Article 4 HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO Section 9.02(a)(III), AND THAT PARENT AND MERGER SUBSIDIARY SHALL ACQUIRE THE COMPANY AND THE SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Parent and Merger Subsidiary, on behalf of themselves, their respective Affiliates and Parent Related Parties, that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by the Company, any direct or indirect holder of Common Stock or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article 4 hereof and in the certificates delivered pursuant to Section 9.02(a) as a representation and warranty by (and only by) the Company.

Section 11.16.      Due Diligence Review. Each of Parent and Merger Subsidiary acknowledges, covenants and agrees, on behalf of itself, its Affiliates and the Parent Related Parties: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and its Subsidiaries; (b) that it has been furnished with or given full access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article 4 hereof and in the certificates delivered pursuant to Section 9.02(a); and (d) that (x) no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Subsidiary, the Parent Related Parties or any of their respective Representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Parent, Merger Subsidiary and the Parent Related Parties is familiar with such uncertainties, each of Parent, Merger Subsidiary and the Parent Related Parties is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or Representatives, none of Parent, Merger Subsidiary or any Parent Related Parties has relied or will rely on such information, and neither Parent nor Merger Subsidiary will assert, and each will cause their respective Affiliates and the Parent Related Parties not to assert, any Actions against the Company (or against the Subsidiaries or the Non-Recourse Parties) with respect thereto.

Section 11.17.      Guarantee of Guarantor.

(a)            Guarantor, in order to induce the Company to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees, as principal and not merely as surety (the “Guaranty”), to the Company, the Surviving Corporation and their successors and assigns, with respect to each and every covenant, agreement and other obligation of Parent and Merger Subsidiary, including the due, punctual and full payment and performance of Parent’s and Merger Subsidiary’s (including their permitted designees’ and assigns’) obligations hereunder when due (and including, for the avoidance of doubt, in connection with any breach of any of Parent’s and Merger Subsidiary’s representations, warranties or covenants herein) (the “Guaranteed Obligations”), subject to any and all limitations on Parent’s and Merger Subsidiary’s covenants, agreements and other obligations hereunder. Any breach or nonperformance of any such obligations of Parent or Merger Subsidiary(or any of their successors or assigns) shall also be deemed to be a default of Guarantor. So long as this Section 11.17 is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of the Guaranty (subject to any and all limitations on Parent’s and Merger Subsidiary’s covenants, agreements and other obligations hereunder), whether by subrogation, reimbursement, indemnification, contribution or otherwise, against the Company, the Surviving Corporation or their successors and assigns or any express intended third party beneficiary described in Section 11.06 of any Guaranteed Obligations, or any other guarantor of the Guaranteed Obligations or any security therefor.

(b)            This Guaranty is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Parent’s and/or Merger Subsidiary’s and/or their respective designees’ or assigns’ obligations hereunder (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. Guarantor hereby waives (i) any right to require the Company, as a condition of payment or performance by Guarantor of any obligations of Parent or Merger Subsidiary hereunder, to proceed against Parent or Merger Subsidiary or pursue any other remedy whatsoever in the event that Parent or Merger Subsidiary fails to perform its obligations hereunder or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations or as a condition to the enforcement of this Agreement or the Guaranteed Obligations against Guarantor, and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law which limit the liability of or exonerate guarantors or sureties. If and whenever Parent or Merger Subsidiary defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Guarantor shall, subject to any and all limitations on Parent’s and Merger Subsidiary’s covenants, agreements and other obligations hereunder, as soon as reasonably practicable following demand, unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits are conferred on the Company, the Surviving Corporation, their successors and assigns and any third party beneficiary as such person would have received if the Guaranteed Obligations had been duly performed and satisfied by Parent and Merger Subsidiary.

(c)            Guarantor represents and warrants to the Company that (i) Guarantor is duly organized or formed, validly existing and in good standing pursuant to the Applicable Laws of its jurisdiction of organization or formation, and has all requisite corporate power and authority necessary to execute and deliver this Guaranty and to perform its obligations hereunder, (ii) the execution, delivery and performance by Guarantor of this Guaranty have been approved by all requisite corporate action and, assuming the due authorization, execution and delivery of this Agreement by the Company, the execution and delivery of this Guaranty by Guarantor constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, (iii) no other action on the part of Guarantor or any holder of capital stock of, or other equity or voting interest in, Guarantor is necessary to authorize the execution, delivery and performance by Guarantor of this Guaranty, and (iv) Guarantor will have as of the Closing available funds sufficient to perform its obligations under this Section 11.17. Except for the representations and warranties of Guarantor expressly set forth in this Section 11.17(c) and of Parent and Merger Subsidiary expressly set forth in Article 5, or in a certificate delivered pursuant to this Agreement, none of Guarantor, Parent, Merger Subsidiary or any other person on behalf of Guarantor, Parent or Merger Subsidiary makes any express or implied representation or warranty with respect to Guarantor, Parent, Merger Subsidiary or with respect to any other information provided to the Company or any of its Affiliates in connection with the transactions contemplated hereby.

(d)            Without limiting in any way the foregoing Guaranty, but subject in all respects to any and all limitations on Parent’s and Merger Subsidiary’s covenants, agreements and other obligations hereunder, Guarantor agrees to cause, and to take all actions to enable, Parent and Merger Subsidiary to adhere to each provision of the Agreement which requires an act or omission on the part of Parent or Merger Subsidiary or any of their respective Affiliates to cause or enable Parent and Merger Subsidiary to comply with their respective obligations under this Agreement.

(e)            This Guaranty is to be a continuing guaranty and accordingly is to remain in force until all Guaranteed Obligations have been performed or satisfied. This Guaranty is in addition to and without prejudice to and not in substitution for any rights that the Company, the Surviving Corporation, their successors and assigns and any express intended third-party beneficiary may now or in future have or hold for the performance and observance of the Guaranteed Obligations. The Guaranteed Obligations shall be discharged as a result of (i) indefeasible payment and performance in full of the Guaranteed Obligations in accordance with the terms of this Agreement, or (ii) those defenses to the payment of the Guaranteed Obligations that Parent or Merger Subsidiary has under the specific terms of this Agreement.

(f)            As a separate and independent stipulation, Guarantor acknowledges, confirms and agrees that any of the Guaranteed Obligations (including any monies payable) that is or becomes unenforceable against, or not capable of recovery from, Parent or Merger Subsidiary by reason of any legal limitation, disability or incapacity on or of Parent or Merger Subsidiary or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Guarantor as though the same had been incurred by Guarantor and Guarantor was the sole or principal obligor in respect of that Guaranteed Obligation. Without limiting the generality of the foregoing, (i) Guarantor hereby waives: (A) notice of acceptance of this Guaranty, and of the creation or existence of any of the Guaranteed Obligations and of any action by the Company in reliance hereon or in connection herewith; and (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; and (ii) the liability of Guarantor under this Agreement and the Guaranty shall be irrevocable and enforceable irrespective of (subject to any and all limitations on Parent’s and Merger Subsidiary’s covenants, agreements and other obligations hereunder): (A) any change in the time, manner, terms, place of payment, or in any other term of all or any of the Guaranteed Obligations, or any other document executed in connection therewith; (B) any release, amendment, waiver, or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; (C) failure, omission, delay, waiver, or refusal by the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary to exercise, in whole or in part, any right or remedy held by such person with respect to the Guaranteed Obligations unless and to the extent Guarantor is actually and materially prejudiced by such failure, omission, delay, waiver, or refusal; and (D) any change in the existence, structure, or ownership of Guarantor, Parent or Merger Subsidiary, or any insolvency, bankruptcy, reorganization, or other similar proceeding.

(g)            Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that (i) no recourse hereunder may be had against any Representatives, stockholders or affiliates (other than Parent) of Guarantor, or any of their respective direct or indirect Representatives, stockholders or affiliates (other than Parent), whether by or through attempted piercing of the corporate veil or otherwise, by the enforcement of any judgment or assessment or by any legal or equitable Action, by virtue of any applicable Law, or otherwise, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representatives, stockholders or affiliates (other than Parent) of Guarantor, or any of their respective direct or indirect Representatives, stockholders or affiliates (other than Parent), under this Section 11.17 or for any claim based on, in respect of or by reason of the Guaranteed Obligations. The Company acknowledges and agrees that Guarantor is agreeing to enter into this Section 11.17 in reliance on the provisions set forth in this Section 11.17(g) and that this Section 11.17(g) shall survive the termination of this Agreement. For the avoidance of doubt, in no event shall the potential liability of Guarantor in connection with this Agreement or the transactions contemplated hereby exceed that of Parent or Merger Subsidiary in connection with this Agreement or the Merger and the transactions contemplated hereby.

(h)            The provisions of Section 11.01 through Section 11.16 of this Agreement will be deemed to be applicable to this Section 11.17, and for the purposes of such Sections, Guarantor shall be considered a “Party.”

Section 11.18.      No Liability of Debt Financing Sources. None of the Debt Financing Sources will have any liability to any party hereto or any of their Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or otherwise, and/or the transactions contemplated hereunder or thereunder and the performance contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and no party hereto nor any of such party’s Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder; provided that nothing in this Section 11.18 shall limit the rights of the Company and its Affiliates from and after the Effective Time under the Debt Commitment Letter or the Definitive Debt Financing Agreements (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SURGERY PARTNERS, INC.

By:	/s/ Eric Evans
Name: Eric Evans
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

SPYGLASS TOPCO, LLC

By:	/s/ Wael Haidar, M.D.
Name: Wael Haidar, M.D.
Title: President

SPYGLASS MERGER SUBSIDIARY, INC.

By:	/s/ Wael Haidar, M.D.
Name: Wael Haidar, M.D.
Title: President

Solely for purposes of Section 5.04, Section 8.01, Section 8.02, Section 11.13 and Section 11.17

BON SECOURS MERCY HEALTH, INC.

By:	/s/ John M. Starcher, Jr.
Name: John M. Starcher, Jr., Esq.
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A

Form of Certificate of Incorporation

(See attached.)

SEcoND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

SURGERY PARTNERS, INC.

ARTICLE I

Name

The name of the corporation is Surgery Partners, Inc. (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808; and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 5,000 shares, all of which shall be shares of Common Stock with the par value of $0.01 per share.

ARTICLE V

Board of Directors

5.1            General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.

5.2            Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise. Notwithstanding the foregoing, from and after the Trigger Date (as defined below), in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required for the stockholders to make, alter, amend or repeal the Bylaws.

5.3            Removal. Any director or the entire Board may be removed, with or without cause, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

5.4            Definitions. For purposes of this Second Amended and Restated Certificate of Incorporation, “Trigger Date” means the first date on which the Sponsor Entities cease collectively to beneficially own (directly or indirectly) fifty percent (50%) or more of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”). Any Trigger Date that occurred under the Corporation’s Amended and Restated Certificate of Incorporation in effect immediately prior to the effectiveness of this Second Amended and Restated Certificate of Incorporation shall remain the Trigger Date hereunder, and the effectiveness of this Second Amended and Restated Certificate of Incorporation shall not reset the Trigger Date.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controls” have meanings correlative to the foregoing.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Sponsor Entities” means, collectively, investment funds affiliated with Bain Capital Private Equity, LP and its successors, Transferees and Affiliates.

“Transferee” means any Person who becomes a beneficial owner of Voting Stock upon having purchased such shares from the investment funds affiliated with the Sponsor Entities or their respective Affiliates; provided, however, that a purchaser of Voting Stock in a registered public offering shall not be a “Transferee.” For purposes of this Second Amended and Restated Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

ARTICLE VI

Limitation of Liability

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this ARTICLE VI shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this ARTICLE VI, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VII

Meetings of Stockholders

7.1            No Action by Written Consent. From and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

7.2            Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE VIII

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation are granted subject to the rights reserved in this ARTICLE VII.

Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of ARTICLE V, ARTICLE VI or this ARTICLE VII may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

ARTICLE IX

Business Combinations

9.1            Opt out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

9.2            Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Sections 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)            prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)            upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)            at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

9.3            Definitions. For purposes of this Article IX, references to:

(a)            “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)            “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)            “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.2 of this Article IX is not applicable to the surviving entity;

(ii)            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this clause (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)            any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)            any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)            “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)            “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Sponsor Entities, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)            “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)            beneficially owns such stock, directly or indirectly; or

(ii)            has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of clause (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g)            “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h)            “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)            “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X

Exclusive Jurisdiction for Certain Actions

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.